Exhibit 2.1

EXECUTION COPY

TRANSACTION AGREEMENT

by and among

SHERMEN WSC ACQUISITION CORP.,

TERMINAL MERGER SUB LLC,

FEED MERGER SUB LLC,

ED&F MAN HOLDINGS LIMITED,

WESTWAY HOLDINGS CORPORATION,

WESTWAY TERMINAL COMPANY INC.

and

WESTWAY FEED PRODUCTS, INC.

Dated as of November 25, 2008

i

(continued)

(continued)

(continued)

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v

Annexes

Annex A	Purchased Companies
Annex B	Applicable Accounting Principles
Annex C	Budgeted Capital Expenditures

Exhibits

Exhibit A	Form of Molasses Supply Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation
Exhibit C	Form of Proxy Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Shared Services Agreement
Exhibit F	Form of Stock Escrow Agreement
Exhibit G	Form of Stock Exchange Agreement
Exhibit H	Form of Stockholder’s Agreement
Exhibit I	Form of Storage Strategic Alliance Agreement
Exhibit J-1	Form of Certificate of Terminal Merger
Exhibit J-2	Form of Certificate of Feed Merger
Exhibit K-1	Form of Net Working Capital Calculation (Merger)
Exhibit K-2	Form of Net Working Capital Calculation (Stock Sale)
Exhibit L	Form of Closing Balance Sheet
Exhibit M	Form of By-Laws

TRANSACTION AGREEMENT

This Transaction Agreement is dated as of November 25, 2008 and is among SHERMEN WSC ACQUISITION CORP., a Delaware corporation (“Parent”), TERMINAL MERGER SUB LLC, a Delaware limited liability company (“Terminal Merger Sub”), FEED MERGER SUB LLC, a Delaware limited liability company (“Feed Merger Sub”; each of Terminal Merger Sub and Feed Merger Sub, a “Merger Sub” and, together, the “Merger Subs”), ED&F MAN HOLDINGS LIMITED, a company limited by shares organized under the Laws of England and Wales (“ED&F”), WESTWAY HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), WESTWAY TERMINAL COMPANY INC., a Delaware corporation (“Westway Terminal”), and WESTWAY FEED PRODUCTS, INC., a Delaware corporation (“Westway Feed,” and together with ED&F, Holdings and Westway Terminal, the “ED&F Parties”).

WHEREAS, the Transferred Companies (as hereinafter defined) are engaged in the Bulk Liquid Storage Business and the Feed Distribution Business (collectively, the “Business”) at various locations around the world;

WHEREAS, ED&F desires to sell to Parent and Parent desires to purchase, directly or indirectly, from ED&F all of the outstanding shares of the capital stock (or equivalent equity interests) of the direct and indirect subsidiaries of ED&F listed on Annex A hereto (the “Purchased Companies”), upon the terms and conditions set forth herein (the “Stock Sale”);

WHEREAS, Holdings desires to transfer to Parent, and Parent desires to acquire from Holdings, Westway Terminal pursuant to the merger of Westway Terminal with and into Terminal Merger Sub (the “Terminal Merger”);

WHEREAS, Holdings desires to transfer to Parent, and Parent desires to acquire from Holdings, Westway Feed pursuant to the merger of Westway Feed with and into Feed Merger Sub (the “Feed Merger”; each of the Terminal Merger and the Feed Merger, a “Merger” and together, the “Mergers”);

WHEREAS, Parent, the Merger Subs and Holdings intend that each of the Mergers qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code;

WHEREAS, the respective boards of directors or other governing bodies of Parent, Terminal Merger Sub, Feed Merger Sub, ED&F, Holdings, Westway Terminal and Westway Feed have approved the form, terms, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement to the stockholders of Parent for their approval, and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of Parent; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Shermen WSC Holding LLC, a Delaware limited liability company and stockholder of Parent

(the “Parent Founder”), has agreed to (i) cause 2,875,000 shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) beneficially owned by Parent Founder to continue to be held in the escrow account that has been established pursuant to the Stock Escrow Agreement (as hereinafter defined), which shares shall be released from escrow upon the terms and subject to the conditions set forth in the Stock Escrow Agreement, and (ii) exchange 1,100,000 shares of Parent Common Stock for (x) warrants to purchase 1,000,000 shares of Parent Common Stock, (y) 60,000 newly issued shares of Parent Series A Preferred Stock and (z) 40,000 newly issued shares of Parent Common Stock, pursuant to the Stock Exchange Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.            Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“2007 Balance Sheet” means the balance sheet as of October 31, 2007, set forth in Section 5.5(a) of the Disclosure Schedule.

“401(k) Plan” has the meaning set forth in Section 7.8(j).

“Accounting Firm” has the meaning set forth in Section 2.9(c)(ii).

“Actual Capital Expenditures” has the meaning set forth in Section 2.10(d).

“Adjusted Stock Sale Purchase Price” has the meaning set forth in Section 3.2(a).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, Parent and its Subsidiaries, on the one hand, and ED&F and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Additional Indemnification Matters” has the meaning set forth in Section 10.2(a)(iv).

“Agreement” means this Transaction Agreement.

“Ancillary Agreements” means the Stock Escrow Agreement, the Stock Exchange Agreement, the Storage Strategic Alliance Agreement, the Molasses Supply Agreement, the

Shared Services Agreement, the Stockholder’s Agreement, the Registration Rights Agreement, the Proxy Agreement and the Foreign Transfer Agreements.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Applicable Accounting Principles” has the meaning set forth in Section 2.9(a)(i).

“Assets” has the meaning set forth in Section 5.7.

“Audit Difference” has the meaning set forth in Section 7.23(c).

“Audited Year-End Financial Statements” has the meaning set forth in Section 7.23(a).

“Balance Sheet Date” has the meaning set forth in Section 5.5(e).

“Basket Amount” has the meaning set forth in Section 10.4(a).

“Budgeted Capital Expenditures” means the Capital Expenditures proposed to be incurred by the Transferred Companies during the Capex Period as set forth on Annex C.

“Bulk Liquid Storage Business” means the North American bulk liquid storage business conducted by certain of the Transferred Companies at the terminal locations listed in Section 1.1(a) of the Disclosure Schedule and the European and Asian bulk liquid storage business conducted by certain of the Transferred Companies at the terminal locations listed in Section 1.1(a) of the Disclosure Schedule.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York or London, England are required or authorized by Law to be closed.

“Business Material Adverse Effect” means a material and adverse effect on the business, properties, assets and liabilities (taken as a whole), financial condition or results of operations of the Business, taken as a whole, or the ability of any ED&F Party to consummate the transactions contemplated by this Agreement; provided, however, that any such adverse effect arising out of: (i) general economic, business, political or social conditions (or changes therein) including in respect of interest or currency rates, the financial or capital markets or any business in which the Business operates, (ii) any act of terrorism, military action or the escalation thereof, (iii) changes in applicable Law (or interpretations thereof) after the date hereof or conditions or trends in the economic, business, financial, regulatory or legal enforcement environment generally affecting any business in which the Business operates, (iv) changes in GAAP (or interpretations thereof) or any applicable foreign accounting rules after the date hereof, (v) failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance (provided that any underlying circumstance or event contributing to such failure may itself or in combination with other circumstances or events constitute a Business Material Adverse Effect, unless such underlying circumstance or event is a circumstance or event of the type described in clauses (i)-(vii) of this definition), (vi) actions required to be taken pursuant to this Agreement or taken with Parent’s consent and (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, shall not constitute or be deemed to constitute a Business Material Adverse Effect and otherwise shall not be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that with respect to the immediately preceding clauses (i) and (ii), such circumstance or event does not have a materially disproportionate impact on the Business relative to other Persons participating in the industry in which the Business is operated.

“Business” has the meaning set forth in the recitals.

“Business Registered Intellectual Property” has the meaning set forth in Section 5.11(a).

“Buying Subsidiary” has the meaning set forth in Section 7.6.

“Canadian Plan” has the meaning set forth in Section 7.8(k).

“Cap” has the meaning set forth in Section 10.4(b).

“Capex Dispute Notice” has the meaning set forth in Section 2.10(b).

“Capex Period” has the meaning set forth in Section 2.10(a).

“Capex Shortfall Amount” has the meaning set forth in Section 2.10(g).

“Capex Statement” has the meaning set forth in Section 2.10(a).

“Capital Expenditures” means the aggregate amount of all purchases or acquisitions of fixed assets, including real estate, motor vehicles, equipment, fixtures, leases and any other items that would be capitalized on the Transferred Companies’ books under GAAP.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including bank account balances, marketable securities and short term investments) calculated in accordance with the Applicable Accounting Principles.

“Certificates of Merger” has the meaning set forth in Section 2.2.

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Contract Third Party Consents” has the meaning set forth in Section 8.2(d).

“Common Stock Merger Consideration” means 24,323,614 shares of Parent Common Stock; provided, however, that if, upon the issuance of such Parent Common Stock at the Closing and taking into account (a) any shares of Parent Common Stock converted into cash from the Trust Account pursuant to Parent’s amended and restated certificate of incorporation and (b) any shares of Parent Common Stock owned by any ED&F Party immediately prior to the Closing, the ED&F Parties and their Affiliates would beneficially own more than 49.5% of the issued and outstanding shares of Parent Common Stock, such number of shares of Parent Common Stock shall be reduced to that number of shares that would result in the ED&F Parties and their Affiliates upon the Closing beneficially owning 49.5% of the issued and outstanding shares of Parent Common Stock.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(b).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“DGCL” has the meaning set forth in Section 2.1(a).

“DLLCA” has the meaning set forth in Section 2.1(a).

“Denmark Employees” has the meaning set forth in Section 7.8(n).

“Denmark Newco” has the meaning set forth in Section 7.22.

“Designated Pre-Closing Activities” has the meaning set forth in Section 10.2(a)(v).

“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

“Disputed Capex Items” has the meaning set forth in Section 2.10(b).

“Disputed Merger Items” has the meaning set forth in Section 2.9(c)(ii).

“Disputed Stock Sale Items” has the meaning set forth in Section 3.2(c)(ii).

“ED&F” has the meaning set forth in the preamble.

“ED&F Fundamental Representations” has the meaning set forth in Section 10.1(a)(i).

“ED&F Indemnifiable Taxes” means, without duplication, any and all liabilities for (a) any Tax, other than to the extent taken into consideration in determining Merger Closing Date Net Indebtedness or Stock Sale Closing Date Net Indebtedness, (i) with respect to any Transferred Company, its assets or operations that is (A) attributable to any taxable period ending on or before the Closing Date or (B) allocable to ED&F pursuant to Section 7.5(b) and (ii) allocated to ED&F pursuant to Section 11.4, but in each case excluding any amounts previously paid by ED&F under Sections 7.5(a) and 7.5(b), and (b) any Taxes levied by the Canada Revenue Agency against a Buying Subsidiary in relation to a payment by such Buying Subsidiary of the Estimated Stock Sale Consideration (including any adjustment thereto) allocable to the sale of the shares in ED&F Man Liquid Products Inc. (or any successor thereto), and which Taxes under this clause (b) shall not be subject to the limitations under Section 10.4(d) to the extent Parent or any Affiliate of Parent is liable or otherwise responsible for such Taxes.

“ED&F Non-U.S. Plans” has the meaning set forth in Section 5.16(m).

“ED&F Parties” has the meaning set forth in the preamble.

“ED&F U.S. Plans” has the meaning set forth in Section 5.16(a).

“ED&F’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.1(b) of the Disclosure Schedule.

“ED&F’s Portion” has the meaning set forth in Section 7.5(b).

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Contracts” has the meaning set forth in Section 5.23.

“Encumbrances” means any liens, charges, encumbrances, security interests, pledges, mortgages, restrictions, easements, retention of title, options or rights of preemption or first refusal.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, disposal, arrangement for disposal or transportation, handling or Release or threat of Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Liabilities” means, with respect to the Business (as currently or formerly conducted), the Transferred Companies or any of their subsidiaries or predecessors, any and all liabilities and obligations, whether unknown or known, disclosed or undisclosed, realized or contingent to the extent arising from or relating to (a) the exposure to or Release of Hazardous Substances occurring prior to Closing at or from any Owned Real Property or Leased Real Property or relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances by the Business or the Transferred Companies occurring prior to Closing, (b) the off-site transportation, recycling, storage, treatment, use, disposal, Release or threat of Release of Hazardous Substances occurring prior to Closing, (c) violations of any applicable Environmental Law occurring prior to Closing (including costs and expenses for pollution control or monitoring equipment and operations and maintenance required to bring the Business into compliance with Environmental Laws and fines, penalties and defense costs), and (d) any actual or alleged toxic tort claims for personal injury or property damage arising from or related to exposure to Hazardous Substances at, to, or from the San Pedro, CA facility, including with respect to any claim made or arising from the action captioned Bradfield et al. vs. China Shipping (North America) Co., Ltd. et al., LA Superior Court Case No. BC 322640.

“Environmental Permits” has the meaning set forth in Section 5.15(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Transferred Company under Section 414 of the Code.

“Escrow Agent” means the escrow agent under the Stock Exchange Agreement.

“Estimated Merger Adjustment Amount” has the meaning set forth in Section 2.9(b)(i).

“Estimated Merger Closing Balance Sheet” has the meaning set forth in Section 2.9(b)(i).

“Estimated Merger Closing Statement” has the meaning set forth in Section 2.9(b)(i).

“Estimated Stock Sale Adjustment Amount” has the meaning set forth in Section 3.2(b)(i).

“Estimated Stock Sale Closing Balance Sheet” has the meaning set forth in Section 3.2(b)(i).

“Estimated Stock Sale Closing Statement” has the meaning set forth in Section 3.2(b)(i).

“Estimated Stock Sale Consideration” has the meaning set forth in Section 3.2(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Feed Distribution Business” means the animal feed manufacturing and distribution business, using molasses as a principal ingredient, conducted by any Transferred Company at the feed facilities listed in Section 1.1(c) of the Disclosure Schedule.

“Feed Merger” has the meaning set forth in the recitals.

“Feed Merger Sub” has the meaning set forth in the preamble.

“Feed Surviving LLC” has the meaning set forth in Section 2.1(b).

“Final Merger Adjustment Amount” has the meaning set forth in Section 2.9(c)(iv).

“Final Stock Sale Adjustment Amount” has the meaning set forth in Section 3.2(c)(iv).

“Financial Information” has the meaning set forth in Section 5.5(b).

“Foreign Transfer Agreements” means the various agreements to be prepared and executed by an ED&F Party or a Purchased Company Parent, on the one hand, and Parent or a Buying Subsidiary, on the other hand, prior to the Closing solely for the purpose of implementing the transfer and conveyance to Parent or a Buying Subsidiary on the Closing Date of the shares of certain of the Transferred Companies.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Action/Filing” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance, and other similar permit or right obtained from any Government Authority, and all pending applications therefor.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“Hazardous Substances” means hazardous or toxic substances or materials or hazardous wastes, pollutants or contaminants as said terms are defined by Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

“HIPAA” has the meaning set forth in Section 5.16(d).

“Holdings” has the meaning set forth in the preamble.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” means the notification and report form required under the HSR Act to be filed with the United States Federal Trade Commission and the Antitrust Division in connection with the transactions contemplated by this Agreement.

“Indebtedness” without duplication, means all principal, interest, premiums or other obligations related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), including any earn-out, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that are required to be recorded as capital leases under GAAP, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than trade accounts payable in the ordinary course of business and consistent with past practice), (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (g) guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, (i) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (h) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned (including accounts and contract rights), even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, any fees and expenses due and all prepayment premiums or penalties, related to any items of Indebtedness of the type referred to in the immediately preceding clauses (a) through (i), and (k) all accrued but unpaid Taxes with respect to a taxable period, which, as of the Closing Date, are not yet required to be paid.

“Indemnified Party” means the party entitled to indemnification pursuant to ARTICLE X.

“Indemnifying Party” means the party required to indemnify the other party pursuant to ARTICLE X.

“Indemnity Claim” has the meaning set forth in Section 10.3(a).

“Intellectual Property” means registered and unregistered trademarks, service marks, trade names, logos, slogans, trade dress, domain names, goodwill associated with any of the foregoing, copyrights, copyright registrations and applications for copyright registration, patents, patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof), inventions, invention disclosures, trade secrets, inventions, formulae, know-how and any other intellectual property or proprietary rights and any licenses related to the foregoing.

“Interest Rate” means the interest rate in effect from time to time under the Parent Credit Facility.

“Interim Financials” has the meaning set forth in Section 5.5(b).

“July 31 Balance Sheet” means the combined balance sheet of the Business as of July 31, 2008.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, order, decree or other regulation or legal requirement (including common law) of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.9(a).

“Leases” has the meaning set forth in Section 5.9(a).

“Legal Proceeding” means any judicial, administrative or arbitral action, complaint, suit, mediation, investigation, proceeding or claim (including counterclaim) by or before a Governmental Authority (other than any such actions, suits, mediations, investigations, proceedings or claims relating to Taxes).

“Letter” has the meaning set forth in Section 7.14.

“Losses” means losses, claims, damages, liabilities, penalties and reasonable costs and expenses, but (i) excluding any and all consequential, special, indirect or punitive damages (except to the extent any such consequential, special, indirect or punitive damages are paid to a third party in a third party claim) and (ii) notwithstanding clause (i), including any losses, claims, damages, liabilities, penalties and reasonable costs and expenses attributable to diminution of value (including lost profits to the extent that a court applying New York law would take lost profits into account in determining the amount of any diminution of value).

“Material Insurance Policies” has the meaning set forth in Section 5.21.

“Merger Adjustment Amount” has the meaning set forth in Section 2.9(a)(iii).

“Merger Closing Balance Sheet” has the meaning set forth in Section 2.9(c)(i).

“Merger Closing Date Net Indebtedness” has the meaning set forth in Section 2.9(a)(i).

“Merger Consideration” means the Common Stock Merger Consideration, the Series A Merger Consideration, and the Merger Adjustment Amount.

“Merger Consideration Dispute Notice” has the meaning set forth in Section 2.9(c)(ii).

“Merger Net Working Capital” has the meaning set forth in Section 2.9(a)(ii).

“Merger Reference Amount” has the meaning set forth in Section 2.9(a)(iv).

“Merger Subs” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Molasses Supply Agreement” means a molasses supply agreement between Feed Surviving LLC and ED&F Man Liquid Products Corporation, a Delaware corporation, in the form attached as Exhibit A hereto.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Netherlands Employees” has the meaning set forth in Section 7.8(m).

“Notice Period” has the meaning set forth in Section 10.3(b).

“OTCBB” has the meaning set forth in Section 6.19.

“Other Filings” has the meaning set forth in Section 7.10(a).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” has the meaning set forth in Section 5.8(a).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent Contracts” has the meaning set forth in Section 6.16(a).

“Parent Credit Facility” means a revolving credit facility under which Parent and/or one or more Subsidiaries of Parent are the borrowers and having terms and conditions substantially similar to those previously disclosed in writing by ED&F to Parent.

“Parent Equity Interests” has the meaning set forth in Section 5.25.

“Parent Founder” has the meaning set forth in the recitals.

“Parent Indemnifiable Taxes” means any and all liabilities for Tax (i) with respect to the Parent, the Merger Subs, or the Parent Founder for periods ending on or before the Closing Date, (ii) with respect to any Transferred Company, its assets or operations that are allocable to Parent pursuant to Section 7.5(b) or (iii) allocated to Parent pursuant to Section 11.4.

“Parent Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Parent Material Adverse Effect” means a material and adverse effect on the business, properties, assets and liabilities (taken as a whole), financial condition or results of operations of Parent or the Merger Subs, taken as a whole, or the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that any circumstance or event related to: (i) general economic, business, political or social conditions (or changes therein) including in respect of interest or currency rates, the financial or capital markets or any business in which Parent or Merger Subs operates, (ii) any act of terrorism, military action or the escalation thereof, (iii) changes in applicable Law (or interpretations thereof) after the date hereof or conditions or trends in the economic, business, financial, regulatory or legal enforcement environment generally affecting any business in which Parent or a Merger Sub operates, (iv) changes in GAAP (or interpretations thereof) or any applicable foreign accounting rules after the date hereof, (v) failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance (provided that any underlying circumstance or event causing such failure may itself constitute a Parent Material Adverse Effect, unless such underlying circumstance or event is a circumstance or event of the type described in clauses (i)-(vii) of this definition), (vi) actions required to be taken pursuant to this Agreement or taken with ED&F’s consent and (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, shall not constitute or be deemed to constitute a Parent Material Adverse Effect and otherwise shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that with respect to the immediately preceding clauses (i) and (ii), such circumstance or event does not have a materially disproportionate impact on Parent and Merger Subs relative to other Persons participating in the industry of Parent and Merger Subs.

“Parent Preferred Stock” has the meaning set forth in Section 6.7(a).

“Parent SEC Documents” has the meaning set forth in Section 6.6(a).

“Parent Series A Preferred Stock” means the Series A Perpetual Convertible Preferred Stock, par value $0.0001 per share, as set forth in Post-Closing Amended and Restated Certificate of Incorporation.

“Parent Stockholder Approval” has the meaning set forth in Section 7.10(a).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 7.10(a).

“Parent’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.1(d) of the Disclosure Schedule.

“Parent’s Organizational Documents” means the amended and restated certificate of incorporation and by-laws of Parent, as may be amended from time to time.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority relating to the conduct of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Encumbrances arising or incurred in the ordinary course of business that are for amounts that are not due and payable, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not interfering materially with the ordinary conduct of the business at that location or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Encumbrances for Taxes (i) not yet due and payable, or (ii) for Taxes that the taxpayer is contesting in good faith by appropriate proceedings and which are identified in Section 5.17 or Section 6.23 of the Disclosure Schedule, as applicable, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security regulations, (e) as to any Leased Real Property, Encumbrances affecting only the fee owner thereof (except for any encumbrances resulting from the material default of the applicable tenant under any applicable Lease) and (f) those items listed under the caption “Exceptions to good title free and clear of Encumbrances” in Section 5.7 of the Disclosure Schedule.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Plan”, individually, and “Plans”, collectively, means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document), retirement, profit sharing, equity, deferred compensation, incentive, employment, severance, welfare and other fringe benefit plans covering any active or former employee, director or consultant of any of the Transferred Companies, or Parent or the Merger Subs, or any trade or business (whether or not incorporated) which is under common control with the Transferred Companies or Parent or Merger Sub, with respect to which a Transferred Company or Parent or a Merger Sub has liability.

“Port Lease Third Party Consents” has the meaning set forth in Section 8.2(d).

“Port Leases” has the meaning set forth in Section 8.2(d).

“Post-Closing Certificate of Incorporation” means the amended and restated certificate of incorporation of Parent in the form attached hereto as Exhibit B.

“Press Release” has the meaning set forth in Section 7.11.

“Prior Period Returns” means Tax Returns required or permitted to be filed for taxable periods that end on or prior to the Closing Date.

“Proposed Initial Directors” has the meaning set forth in Section 7.17(b).

“Proposed Final Merger Adjustment Amount” has the meaning set forth in Section 2.9(c)(i).

“Proposed Final Merger Closing Statement” has the meaning set forth in Section 2.9(c)(i).

“Proposed Final Stock Sale Adjustment Amount” has the meaning set forth in Section 3.2(c)(i).

“Proposed Final Stock Sale Closing Statement” has the meaning set forth in Section 3.2(c)(i).

“Prospectus” has the meaning set forth in Section 7.13.

“Proxy Agreement” means a proxy agreement between Parent Founder and Holdings in the form attached as Exhibit C hereto.

“Proxy Statement” has the meaning set forth in Section 7.10(a).

“Purchased Companies” has the meaning set forth in the recitals.

“Purchased Company Parent” means an entity other than an ED&F Party that holds any equity interest or other ownership rights in any Purchased Company.

“Registration Rights Agreement” means a registration rights agreement between Parent and Holdings in the form attached as Exhibit D hereto.

“Release” means any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, migrating or allowing to escape or the threat thereof.

“Restructuring Transactions” means the transactions contemplated by Section 7.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Account Parties” has the meaning set forth in Section 7.14.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Series A Escrow Shares” means 12,181,818 of the shares of Parent Series A Preferred Stock of Parent included in the Series A Merger Consideration.

“Series A Merger Consideration” means 19,592,594 shares of Parent Series A Preferred Stock, plus that number of shares of Parent Series A Preferred Stock equal to the product of X and Y, where:

X is equal to the excess of (i) 24,323,614 over (ii) the number of shares of Parent Common Stock issued as part of the Common Stock Merger Consideration (the amount of such excess, the “Replacement Number”); and

Y is 0.8825;

provided that if X exceeds 3,450,000, then Y shall be 1.0000 with respect to such excess.

“Shared Services Agreement” means a shared services agreement between ED&F and Parent in the form attached as Exhibit E hereto.

“Stock Acquiror” has the meaning set forth in Section 5.25.

“Stock Escrow Account” means the escrow account provided for in the Stock Escrow Agreement.

“Stock Escrow Agreement” means the amended and restated escrow agreement, substantially in the form attached as Exhibit F hereto, among Parent, Holdings, the Parent Founder, the escrow agent thereunder and the Persons identified as “Initial Stockholders” therein, pursuant to which the Escrow Agent will continue to hold 2,875,000 shares of Parent Common Stock beneficially owned by Parent Founder, and Parent, on behalf of ED&F or its Affiliate, will place the Series A Escrow Shares, into the Stock Escrow Account, each to be released upon the achievement by Parent of certain milestones.

“Stock Exchange Agreement” means an agreement in the form attached as Exhibit G hereto between Parent and the Parent Founder, pursuant to which the Parent Founder will exchange 1,100,000 shares of Parent Common Stock for (i) warrants to purchase 1,000,000 shares of Parent Common Stock, (ii) 60,000 newly issued shares of Parent Series A Preferred Stock and (iii) 40,000 shares of newly issued Parent Common Stock.

“Stock Sale” has the meaning set forth in the recitals.

“Stock Sale Adjustment Amount” has the meaning set forth in Section 3.2(a)(iii).

“Stock Sale Closing Balance Sheet” has the meaning set forth in Section 3.2(c)(i).

“Stock Sale Closing Date Net Indebtedness” has the meaning set forth in Section 3.2(a)(i).

“Stock Sale Consideration Dispute Notice” has the meaning set forth in Section 3.2(c)(ii).

“Stock Sale Net Working Capital” has the meaning set forth in Section 3.2(a)(ii).

“Stock Sale Reference Amount” has the meaning set forth in Section 3.2(a)(iv).

“Stockholder’s Agreement” means a stockholder’s agreement between Parent and Holdings in the form attached as Exhibit H hereto.

“Storage Strategic Alliance Agreement” means a storage strategic alliance agreement between Terminal Merger Sub and ED&F in the form attached as Exhibit I hereto.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Straddle Period Returns” has the meaning set forth in Section 7.5(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving LLCs” has the meaning set forth in Section 2.1(b).

“Tax” means (i) any of the Taxes, where “Taxes” means any and all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes or other taxes, fees, assessments, or charges in the nature of taxes, together with any interest, penalty or additions to tax or additional amounts, whether disputed or not, in each case imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis), or (ii) any liability in respect of Taxes described in the immediately preceding clause (i) that is payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.  The definition of “Tax” includes any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

“Tax Proceeding” has the meaning set forth in Section 7.5(e).

“Tax Return” means any return, report, information return or other document (including any related or supporting information), including any schedule or attachment thereto, including any amended Tax Return or declaration of estimated Tax, filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Terminal Merger” has the meaning set forth in the recitals.

“Terminal Merger Sub” has the meaning set forth in the preamble.

“Terminal Surviving LLC” has the meaning set forth in Section 2.1(a).

“Third Party Claim” has the meaning set forth in Section 10.3(b).

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Form 8-K” has the meaning set forth in Section 7.11.

“Transfer Taxes” has the meaning set forth in Section 7.5(g).

“Transferred Companies” means Westway Terminal, Westway Feed, the Purchased Companies and each of their direct and indirect Subsidiaries.

“Transferred Employees” means the employees of the Transferred Companies as of the Effective Time and any employees of ED&F or any its Affiliates that are being seconded to a Transferred Company.

“Treasury Shares” has the meaning set forth in Section 2.8(c).

“Trust Account” has the meaning set forth in Section 7.13.

“Trust Account Claim” has the meaning set forth in Section 7.13.

“UK Employees” has the meaning set forth in Section 7.8(l).

“Unadjusted Stock Sale Purchase Price” has the meaning set forth in Section 3.2(a).

“Unaudited Annual Statements of Operations” has the meaning set forth in Section 5.5(a).

“Unaudited Year-End Financial Statements” has the meaning set forth in Section 5.5(a).

“Unaudited Year-End Balance Sheets” has the meaning set forth in Section 5.5(a).

“Unresolved Capex Items” has the meaning set forth in Section 2.10(b).

“Unresolved Merger Items” has the meaning set forth in Section 2.9(c)(ii).

“Unresolved Stock Sale Items” has the meaning set forth in Section 3.2(c)(ii).

“Voting Matters” has the meaning set forth in Section 7.10(a).

“Welfare Benefits” has the meaning set forth in Section 7.8(d).

“Westway Feed” has the meaning set forth in the preamble.

“Westway Terminal” has the meaning set forth in the preamble.

“Wire Transfer” means a payment in immediately available funds by wire transfer of lawful money of the United States of America to such account or accounts as are designated by notice to the paying party.

Section 1.2.            Interpretation.

(a)           References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b)           A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)           References to “$” or “dollars” refer to lawful currency of the United States.

(d)           Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e)           The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f)            Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g)           Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h)           The term “foreign” means non-United States.

ARTICLE II

THE MERGERS; CAPITAL EXPENDITURES

Section 2.1.            The Mergers.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Westway Terminal shall, pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “DLLCA”) and the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), be merged with and into Terminal Merger Sub and the separate corporate existence of Westway Terminal shall thereupon cease in accordance with the provisions of the DLLCA and the DGCL.  Terminal Merger Sub shall be the surviving entity in the Terminal Merger and shall continue to exist as a wholly owned Subsidiary of Parent with all of its rights, privileges, powers and franchises continuing unaffected by the Terminal Merger.  The Terminal Merger shall have the effects specified in the DLLCA and the DGCL.  From and after the Effective Time, Terminal Merger Sub is sometimes referred to herein as the “Terminal Surviving LLC.”

(b)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Westway Feed shall, pursuant to the provisions of the DLLCA and the DGCL, be merged with and into Feed Merger Sub and the separate corporate existence of Westway Feed shall thereupon cease in accordance with the provisions of the DLLCA and the DGCL.  Feed Merger Sub shall be the surviving entity in the Feed Merger and shall continue to exist as a wholly owned Subsidiary of Parent with all of its rights, privileges, powers and franchises continuing unaffected by the Feed Merger.  The Feed Merger shall have the effects specified in the DLLCA and the DGCL.  From and after the Effective Time, Feed Merger Sub is sometimes referred to herein as the “Feed Surviving LLC,” and collectively with Terminal Surviving LLC, the “Surviving LLCs.”

Section 2.2.            Certificates of Merger.  On the Closing Date, the parties hereto shall cause certificates of merger substantially in the forms attached hereto as Exhibit J-1 and Exhibit J-2 (each, a “Certificate of Merger” and together the “Certificates of Merger”) to be properly executed and filed in accordance with the relevant provisions of the DLLCA and the DGCL, and shall make or cause to be made all other filings or recordings required under the DLLCA and the DGCL.  Each of the Mergers shall be effective simultaneously at the time and on the date set forth in the Certificates of Merger in accordance with the DLLCA and the DGCL (the “Effective Time”).

Section 2.3.            Certificates of Formation.  Except to the extent amended pursuant to the applicable Certificate of Merger, the certificate of formation of Terminal Merger Sub immediately prior to the Effective Time shall be the certificate of formation of the Terminal Surviving LLC and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DLLCA.  Except to the extent amended pursuant to the applicable Certificate of Merger, the certificate of formation of Feed Merger Sub immediately prior to the Effective Time shall be the certificate of formation of the Feed Surviving LLC and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DLLCA.

Section 2.4.            Limited Liability Company Agreements.  The limited liability company agreement of Terminal Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of Terminal Surviving LLC until amended in accordance with applicable Law.  The limited liability company agreement of Feed Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of Feed Surviving LLC until amended in accordance with applicable Law.

Section 2.5.            Officers.  The officers of each of the Surviving LLCs shall be as set forth in Section 2.5 of the Disclosure Schedule and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the applicable Surviving LLC or as otherwise provided by applicable Law, or until their earlier death, resignation or removal.

Section 2.6.            Directors.  The directors of each of the Surviving LLCs shall be as set forth in Section 2.6 of the Disclosure Schedule and will serve until their successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the applicable Surviving LLC or as otherwise provided by applicable Law, or until their earlier death, resignation or removal.

Section 2.7.            Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest a Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of (a) Westway Terminal and Terminal Merger Sub, in the case of the Terminal Surviving LLC or (b) Westway Feed and Feed Merger Sub, in the case of the Feed Surviving LLC, the officers and directors of the Terminal Surviving LLC or the Feed Surviving LLC, as applicable, will be fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

Section 2.8.            Effect of Mergers on Capital Stock.

(a)           Conversion of Common Stock of Westway Terminal.  At the Effective Time, all shares of common stock, no par value, of Westway Terminal that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Terminal Merger and without any action on the part of Parent, Terminal Merger Sub or Westway Terminal, be automatically converted into the right to receive such percentage of the Merger Consideration as determined in accordance with Section 2.11.

(b)           Conversion of Common Stock of Westway Feed.  At the Effective Time, all shares of common stock, par value $0.01 per share, of Westway Feed that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Feed Merger and without any action on the part of Parent, Feed Merger Sub or Westway Feed, be automatically converted into the right to receive such percentage of the Merger Consideration as determined in accordance with Section 2.11.

(c)           Treasury Stock.  All shares of capital stock of Westway Terminal or Westway Feed held in the treasury of Parent, any Affiliate of Parent, Terminal Merger Sub and Westway Terminal or Feed Merger Sub and Westway Feed, as applicable, immediately prior to the Effective Time (collectively, the “Treasury Shares”) shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

Section 2.9.            Merger Adjustment Amount.  The Merger Adjustment Amount shall be determined in accordance with this Section 2.9.

(a)           For purposes of this Section 2.9:

(i)            “Merger Closing Date Net Indebtedness” means the amount required to repay in full all Indebtedness of Westway Terminal, Westway Feed and their Subsidiaries as of immediately prior to the Closing less the Cash and Cash Equivalents of Westway Terminal, Westway Feed and their Subsidiaries as of immediately prior to the Closing, calculated in accordance with the accounting principles, practices and methodologies set forth in Annex B, which are the same accounting principles, practices and methodologies, with consistent classification, judgments, and estimation methodology, as were used in preparing the 2007 Balance Sheet (the “Applicable Accounting Principles”); provided, however, that Merger Closing Date Net Indebtedness shall not include any “reclass cash float” amounts to the extent such amounts are treated as a liability for purposes of calculating Merger Net Working Capital.

(ii)           “Merger Net Working Capital” means the net working capital of Westway Terminal, Westway Feed and their Subsidiaries as of immediately prior to the Closing, calculated in accordance with the Applicable Accounting Principles and using the same line items and sequence of calculation as set forth in the pro forma example of the calculation of net working capital set forth in Exhibit K-1.

(iii)          “Merger Adjustment Amount” means an amount equal to (x) the Merger Net Working Capital minus (y) the sum of (A) the Merger Closing Date Net Indebtedness and (B) the Merger Reference Amount.  For the avoidance of doubt, the Merger Adjustment Amount may be a negative number.

(iv)          “Merger Reference Amount” means $19,500,000.

(b)           Estimated Merger Adjustment Amount; Payments.

(i)            At least ten days prior to the Closing Date, ED&F shall deliver to Parent a statement (the “Estimated Merger Closing Statement”) consisting of (x) an estimated combined balance sheet of Westway Terminal, Westway Feed and their Subsidiaries as of the Closing Date but without giving effect to the Closing in the form of, and including the line items set forth in, Exhibit L (the “Estimated Merger Closing Balance Sheet”) and (y) a good faith estimated calculation in reasonable detail of the Merger Adjustment Amount derived from the Estimated Merger Closing Balance Sheet (the “Estimated Merger Adjustment Amount”).  ED&F shall prepare the Estimated Merger Closing Statement in accordance with the Applicable Accounting Principles.

(ii)           At the Closing, (x) if the Estimated Merger Adjustment Amount is a positive amount, then Parent shall pay, or shall cause one or more of its Affiliates to pay, an amount equal to the absolute value of such positive amount to ED&F or its designee by Wire Transfer, or (y) if the Estimated Merger Adjustment Amount is a negative amount, then ED&F shall pay, or shall cause one or more of its Affiliates to pay, an amount equal to the absolute value of such negative amount to Parent or its designee by Wire Transfer.

(c)           Determination of the Final Statement of Merger Adjustment Amount.

(i)            No later than 60 days after the Closing Date, Parent shall prepare and deliver to ED&F a statement (the “Proposed Final Merger Closing Statement”) consisting of (x) a combined balance sheet of Westway Terminal, Westway Feed and their Subsidiaries as of the Closing Date but without giving effect to the Closing, in the same form and including the same line items as the Estimated Merger Closing Balance Sheet (the “Merger Closing Balance Sheet”) and (y) a proposed calculation in reasonable detail of the Merger Adjustment Amount derived from the Merger Closing Balance Sheet (the “Proposed Final Merger Adjustment Amount”).  Parent shall prepare the Proposed Final Merger Closing Statement in accordance with the Applicable Accounting Principles and shall cause it to be in the same form and include the same line items as the Estimated Merger Closing Statement.

(ii)           If ED&F does not give written notice of dispute (a “Merger Consideration Dispute Notice”) to Parent within 30 days after receiving the Proposed Final Merger Closing Statement, the parties hereto agree that the Proposed Final Merger Closing Statement shall become final, binding and conclusive upon the parties.  If ED&F gives a Merger Consideration Dispute Notice to Parent (which Merger Consideration Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute (the “Disputed Merger Items”)) within such 30-day period, ED&F and Parent shall use reasonable efforts to resolve the Disputed Merger Items during the 45-day period commencing on the date Parent receives such Merger Consideration Dispute Notice from ED&F.  ED&F, in preparing the Merger Consideration Dispute Notice, and Parent, in any response thereto, may only object to the other’s proposal with respect to mathematical errors and the calculations set forth in the Proposed Final Merger Closing Statement not being calculated in accordance with this Section 2.9.  If the parties reach agreement with respect to any Disputed Merger Items within such 45-day period, Parent shall revise the Proposed Final Merger Closing Statement to reflect such agreement.  If ED&F and Parent do not obtain a final written resolution of all Disputed Merger Items within such 45-day period, then the unresolved Disputed Merger Items (“Unresolved Merger Items”) shall be submitted immediately to the New York, New York office of PriceWaterhouse Coopers (the “Accounting Firm”).  The Accounting Firm shall be required to render a determination regarding the Unresolved Merger Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive and binding upon ED&F, Parent and the other parties hereto absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iii)          The Accounting Firm shall be required to make a determination with respect only to the Unresolved Merger Items, and in a manner consistent with this Section 2.9 and the Applicable Accounting Principles, and in no event shall the Accounting Firm’s determination of Unresolved Merger Items be for an amount outside the range of the parties’ disagreement.  Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Merger Items as the Accounting Firm may request.

(iv)          Parent shall revise the Proposed Final Merger Closing Statement to reflect the determination of the Accounting Firm pursuant to this Section 2.9(c).  The “Final Merger Adjustment Amount” shall mean the Proposed Final Merger Adjustment Amount as revised pursuant to this Section 2.9(c).

(v)           The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Merger Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Merger Items submitted to the Accounting Firm.

(vi)          Until the Final Merger Adjustment Amount is determined, each of Parent and ED&F shall, and shall cause its Subsidiaries to, cooperate with, make their working papers, books, records and employees available to and otherwise assist each other party and its accountants and other representatives at reasonable times during such other party’s review of, and the resolution of any objections with respect to, the Proposed Final Merger Closing Statement.

(d)           Post-Closing Merger Adjustment Payment.  No later than three Business Days after the date on which the Final Merger Adjustment Amount is finally determined pursuant to Section 2.9(c):

(i)            if the Final Merger Adjustment Amount exceeds the Estimated Merger Adjustment Amount, Parent shall pay or cause to be paid to ED&F or its designee the amount of such excess by Wire Transfer; or

(ii)           if the Estimated Merger Adjustment Amount exceeds the Final Merger Adjustment Amount, ED&F shall pay or cause to be paid to Parent or its designee the amount of such excess by Wire Transfer.

(e)           Interest, etc.  Any amount payable pursuant to subclause (i) or subclause (ii) of Section 2.9(d) shall be increased by interest on such amount, compounded daily, at the Interest Rate from the Closing Date to and including the date of payment based on a 365 day year, with the amount of any interest also payable on the same date as the underlying amount pursuant to such subclause (i) or subclause (ii).  Notwithstanding the foregoing, no amount shall be paid pursuant to clauses (d) or (e) of this Section 2.9 until the Final Stock Sale Adjustment Amount is finally determined pursuant to Section 3.2(c).

Section 2.10.          Capital Expenditure Adjustment.

(a)           No later than 30 days after the Closing Date, Parent shall prepare and deliver to ED&F a statement (the “Capex Statement”) setting forth in reasonable detail the aggregate amount of Capital Expenditures incurred on an accrual basis by the Transferred Companies during the period from and including November 1, 2008 until the Closing (the “Capex Period”).  Parent shall prepare the Capex Statement in accordance with the Applicable Accounting Principles.  For purposes of any calculation of Capital Expenditures (including with respect to Budgeted Capital Expenditures and Actual Capital Expenditures) during the Capex Period pursuant to this Section 2.10, the amount of Capital Expenditures attributable to the calendar month in which the Closing Date occurs shall be prorated in the basis of the number of days elapsed in such month as of and including the Closing Date.

(b)           If ED&F does not give written notice of dispute (a “Capex Dispute Notice”) to Parent within 30 days after receiving the Capex Statement, the Capex Statement shall become final, binding and conclusive upon the parties.  If ED&F gives a Capex Dispute Notice to Parent (which Capex Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute (the “Disputed Capex Items”)) within such 30-day period, ED&F and Parent shall use reasonable efforts to resolve the Disputed

Capex Items during the 45-day period commencing on the date Parent receives the Capex Dispute Notice from ED&F.  If the parties reach agreement with respect to any Disputed Capex Items within such 45-day period, Parent shall revise the Capex Statement to reflect such agreement.  If ED&F and Parent do not obtain a final written resolution of all Disputed Capex Items within such 45-day period, then the unresolved Disputed Capex Items (“Unresolved Capex Items”) shall be submitted immediately to the Accounting Firm.  The Accounting Firm shall be required to render a determination regarding the Unresolved Capex Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive and binding upon ED&F, Parent and the other parties hereto absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(c)           The Accounting Firm shall be required to make a determination with respect only to the Unresolved Capex Items, and in a manner consistent with this Section 2.10 and the Applicable Accounting Principles, and in no event shall the Accounting Firm’s determination of Unresolved Capex Items be for an amount outside the range of the parties’ disagreement.  Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Capex Items as the Accounting Firm may request.

(d)           Parent shall revise the Capex Statement to reflect the determination of the Accounting Firm pursuant to this Section 2.10.  The “Actual Capital Expenditures” shall mean the aggregate Capital Expenditures set forth on the Capex Statement as revised pursuant to this Section 2.10.

(e)           The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Capex Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Capex Items submitted to the Accounting Firm.

(f)            Until the Capex Statement is finalized pursuant to this Section 2.10, each party shall and shall cause its Subsidiaries to, cooperate with, make their working papers, books, records and employees available to and otherwise assist each other party and its accountants and other representatives at reasonable times during such other party’s review of, and the resolution of any objections with respect to, the Capex Statement.

(g)           No later than three Business Days after the date on which the Capex Statement is finalized pursuant to this Section 2.10, if the Budgeted Capital Expenditures exceed the Actual Capital Expenditures (the amount of such excess, the “Capex Shortfall Amount”), ED&F and Parent shall, and Parent shall cause Parent Founder to, execute and deliver to the Escrow Agent under the Stock Escrow Agreement an instruction letter referring to this Section 2.10, stating that a Capex Shortfall Amount exists and instructing the Escrow Agent to release from escrow and deliver to Parent for cancellation certificates representing that number of Series A Escrow Shares (rounded down if such number is not a whole number) equal to the result of (x) the Capex Shortfall Amount divided by (y) 5.5.  Promptly upon receipt from the Escrow Agent of such certificates, Parent shall mark such certificates “canceled” and cancel and retire such Series A Escrow Shares and cause such cancellation and retirement to be reflected on its stock ledger.  For this purpose, the Series A Escrow Shares shall be canceled and retired at their initial negotiated value and there shall be no right to substitute the Series A Escrow Shares to be released with other property.

(h)           Any release and cancellation of Series A Escrow Shares in respect of a Capex Shortfall Amount pursuant to this Section 2.10 shall be treated as an adjustment to the Series A Merger Consideration for tax reporting purposes.  Notwithstanding anything in Section 2.10(g) or (h) to the contrary, to the extent that it is commercially reasonable for ED&F and Parent to determine the proportion of any Capex Shortfall Amount that relates to the Purchased Companies, such amount shall be paid by ED&F or an affiliate to Parent in cash within 10 business days after the date that the Capex Statement is finalized pursuant to this Section 2.10, and the cancellation of Series A Escrow Shares with respect to this amount shall not occur unless such cash payment is not made to Parent within the allowable time period.  Any Capex Shortfall Amount allocated to the Purchased Companies shall be treated as an adjustment to the Unadjusted Stock Sale Purchase Price for tax reporting purposes.

Section 2.11.          Allocation of Merger Consideration.  Within 90 days following execution of this Agreement, but in no event later than the Closing, the parties hereto, acting reasonably, shall agree upon the allocation of the Merger Consideration (including, for the avoidance of doubt, any amount payable pursuant to Section 2.9(d) and any Series A Escrow Shares released from escrow in respect of a Capex Shortfall Amount pursuant to Section 2.10, as applicable) between Westway Terminal and Westway Feed for all purposes.  To the extent that interest accrues or a price adjustment occurs following the final determination of the Final Merger Adjustment Amount, the parties hereto shall promptly make appropriate adjustments to such allocations, and such changed allocations shall then be the allocation that each party uses for all purposes, including the filing of any Tax Returns.  No party to this Agreement may take any action that would call into question the bona fides of such final allocation.

Section 2.12.          Delivery of Shares.  At the Closing, Parent shall deposit or cause to be delivered to Holdings all of the Common Stock Merger Consideration and all of the Series A Merger Consideration with the exception of the Series A Escrow Shares, which Parent shall cause to be deposited into the Stock Escrow Account in accordance with the terms of the Stock Escrow Agreement.

Section 2.13.          Adjustments to Exchange Ratios.  The numbers of warrants, shares of Parent Common Stock and Parent Series A Preferred Stock specified in the recitals or any of the definitions set forth in ARTICLE I or required to be issued or exchanged hereunder shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Parent Preferred Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (but excluding any such action taken in connection with the Transaction) with respect to Parent Common Stock or Parent Preferred Stock on or after the date hereof and prior to the date of issuance or payment thereof.

ARTICLE III

THE STOCK SALE

Section 3.1.            Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement, at the Closing, each ED&F Party shall, and shall cause each Purchased Company Parent to, sell, assign, transfer, deliver and convey to a Buying Subsidiary, and Parent shall cause a Buying Subsidiary to purchase from such ED&F Party and such Purchased Company Parent, all of the issued and outstanding shares of capital stock of the Purchased Companies owned by such ED&F Party and such Purchased Company Parent, free and clear of all Encumbrances other than Permitted Encumbrances, which shares will collectively constitute all of the shares of capital stock of the Purchased Companies issued and outstanding immediately prior to the Closing.

Section 3.2.            Stock Sale Consideration.

(a)           The aggregate purchase price to be paid by Parent for the Purchased Companies is $103,000,000 (the “Unadjusted Stock Sale Purchase Price”), subject to adjustment as set forth in this Section 3.2.  As adjusted as set forth in this Section 3.2, such aggregate purchase price is referred to herein as the “Adjusted Stock Sale Purchase Price.”  For purposes of this Section 3.2:

(i)            “Stock Sale Closing Date Net Indebtedness” means the amount required to repay in full all Indebtedness of the Purchased Companies as of immediately prior to the Closing less the Cash and Cash Equivalents of the Purchased Companies as of immediately prior to the Closing, calculated in accordance with the Applicable Accounting Principles; provided, however, that Stock Sale Closing Date Net Indebtedness shall not include any “reclass cash float” amounts to the extent such amounts are treated as a liability for purposes of calculating Stock Sale Net Working Capital.

(ii)           “Stock Sale Net Working Capital” means the net working capital of the Purchased Companies as of immediately prior to the Closing, calculated in accordance with the Applicable Accounting Principles and using the same line items and sequence of calculation as set forth in the pro forma example of the calculation of net working capital set forth in Exhibit K-2.

(iii)          “Stock Sale Adjustment Amount” means an amount equal to (x) the Stock Sale Net Working Capital minus (y) the sum of (A) the Stock Sale Closing Date Net Indebtedness and (B) the Stock Sale Reference Amount.  For the avoidance of doubt, the Stock Sale Adjustment Amount may be a negative number.

(iv)          “Stock Sale Reference Amount” means negative $1,000,000.

(b)           Estimated Stock Sale Consideration; Payments.

(i)            At least ten days prior to the Closing Date, ED&F shall deliver to Parent a statement (the “Estimated Stock Sale Closing Statement”) consisting of (x) an estimated combined balance sheet of the Purchased Companies as of the Closing Date but without giving effect to the Closing in the form of, and including the line items set forth in, Exhibit L (the “Estimated Stock Sale Closing Balance Sheet”) and (y) a good faith estimated calculation in reasonable detail of the Stock Sale Adjustment Amount derived from the Estimated Stock Sale Closing Balance Sheet (the “Estimated Stock Sale Adjustment Amount”).  ED&F shall prepare the Estimated Stock Sale Closing Statement in accordance with the Applicable Accounting Principles.

(ii)           At the Closing, Parent shall pay, or shall cause one or more of its Affiliates to pay, to ED&F or its designee by Wire Transfer an amount equal to the sum of (x) the Unadjusted Stock Sale Purchase Price and (y) the Estimated Stock Sale Adjustment Amount (the “Estimated Stock Sale Consideration”).

(c)           Determination of the Final Statement of Stock Sale Adjustment Amount.

(i)            No later than 60 days after the Closing Date, Parent shall prepare and deliver to ED&F a statement (the “Proposed Final Stock Sale Closing Statement”) consisting of (x) a combined balance sheet of the Purchased Companies as of the Closing Date but without giving effect to the Closing in the same form and including the same line items as the Estimated Stock Sale Closing Balance Sheet (the “Stock Sale Closing Balance Sheet”) and (y) a proposed calculation in reasonable detail of the Stock Sale Adjustment Amount derived from the Stock Sale Closing Balance Sheet (the “Proposed Final Stock Sale Adjustment Amount”).  Parent shall prepare the Proposed Final Stock Sale Closing Statement in accordance with the Applicable Accounting Principles and shall cause it to be in the same form and include the same line items as the Estimated Stock Sale Closing Statement.

(ii)           If ED&F does not give written notice of dispute (a “Stock Sale Consideration Dispute Notice”) to Parent within 30 days after receiving the Proposed Final Stock Sale Closing Statement, the parties hereto agree that the Proposed Final Stock Sale Closing Statement shall become final, binding and conclusive upon the parties.  If ED&F gives a Stock Sale Consideration Dispute Notice to Parent (which Stock Sale Consideration Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute (the “Disputed Stock Sale Items”)) within such 30-day period, ED&F and Parent shall use reasonable efforts to resolve the Disputed Stock Sale Items during the 45-day period commencing on the date Parent receives such Stock Sale Consideration Dispute Notice from ED&F.  ED&F, in preparing the Stock Sale Consideration Dispute Notice, and Parent, in any response thereto, may only object to the other’s proposal with respect to mathematical errors and the calculations set forth in the Proposed Final Stock Sale Closing Statement not being calculated in accordance with this Section 3.2.

If the parties reach agreement with respect to any Disputed Stock Sale Items within such 45-day period, Parent shall revise the Proposed Final Stock Sale Closing Statement to reflect such agreement.  If ED&F and Parent do not obtain a final written resolution of all Disputed Stock Sale Items within such 45-day period, then the unresolved Disputed Stock Sale Items (“Unresolved Stock Sale Items”) shall be submitted immediately to the Accounting Firm.  The Accounting Firm shall be required to render a determination regarding the Unresolved Stock Sale Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive and binding upon ED&F, Parent and the other parties hereto absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iii)          The Accounting Firm shall be required to make a determination with respect only to the Unresolved Stock Sale Items, and in a manner consistent with this Section 3.2 and the Applicable Accounting Principles, and in no event shall the Accounting Firm’s determination of Unresolved Stock Sale Items be for an amount outside the range of the parties’ disagreement.  Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Stock Sale Items as the Accounting Firm may request.

(iv)          Parent shall revise the Proposed Final Stock Sale Closing Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3.2(c).  The “Final Stock Sale Adjustment Amount” shall mean the Proposed Final Stock Sale Adjustment Amount as revised pursuant to this Section 3.2(c).

(v)           The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Stock Sale Items that are unsuccessfully disputed by ED&F or Parent, as the case may be (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Stock Sale Items submitted to the Accounting Firm.

(vi)          Until the Final Stock Sale Adjustment Amount is finally determined, each of Parent and ED&F shall, and shall cause its Subsidiaries to, cooperate with, make their working papers, books, records and employees available to and otherwise assist each other party and its accountants and other representatives at reasonable times during such other party’s review of, and the resolution of any objections with respect to, the Proposed Final Stock Sale Closing Statement.

(d)           Post-Closing Stock Sale Adjustment Payment.  No later than three Business Days after the date on which the Final Stock Sale Adjustment Amount is finally determined pursuant to Section 2.9(c):

(i)            if the Final Stock Sale Adjustment Amount exceeds the Estimated Stock Sale Adjustment Amount, Parent shall pay or cause to be paid to ED&F or its designee the amount of such excess by Wire Transfer; or

(ii)           if the Estimated Stock Sale Adjustment Amount exceeds the Final Stock Sale Adjustment Amount, ED&F shall pay or cause to be paid to Parent or its designee the amount of such excess by Wire Transfer.

(e)           Interest, etc.  Any amount payable pursuant to subclause (i) or subclause (ii) of Section 3.2(d) shall be increased by interest on such amount, compounded daily, at the Interest Rate from the Closing Date to and including the date of payment based on a 365 day year, with the amount of any interest payable on the same date as the underlying amount pursuant to such subclause (i) or subclause (ii).  Notwithstanding the foregoing, no amount shall be paid pursuant to clauses (d) or (e) of this Section 3.2 until the Final Merger Adjustment Amount is finally determined pursuant to Section 2.9(c).

Section 3.3.            Allocation of Stock Sale Consideration.  Within 90 days following execution of this Agreement, but in no event later than the Closing, the parties hereto, acting reasonably, shall agree upon the allocation of (a) the Estimated Stock Sale Consideration, (b) any amount payable pursuant to Section 3.2(d) and (c) any cash paid (or deemed paid) to Parent in respect of a Capex Shortfall Amount pursuant to Section 2.10, as applicable, among the Purchased Companies for all purposes.  To the extent that interest accrues or a price adjustment occurs following the final determination of the Final Stock Sale Adjustment Amount, the parties hereto shall promptly make appropriate adjustments to such allocations, and such changed allocations shall then be the allocation that each party uses for all purposes, including the filing of any Tax Returns.  No party to this Agreement will take any action that would call into question the bona fides of such final allocation.

ARTICLE IV

CLOSING

Section 4.1.            Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, at 10:00 A.M. on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and ED&F shall mutually agree.  The date of the Closing is herein called the “Closing Date” and any reference to the Closing Date shall mean the date as determined by applicable local time.  For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 P.M. on the Closing Date.

Section 4.2.            Deliveries and Proceedings at Closing.  Subject to the terms and conditions of this Agreement, at the Closing:

(a)           the ED&F Parties shall deliver or cause to be delivered to Parent and the Merger Subs:

(i)            certificates representing (or similar evidence of ownership of) the shares of capital stock (or other ownership interests) of the Purchased Companies, duly endorsed in blank or accompanied by powers duly executed in blank and any necessary Foreign Transfer Agreements;

(ii)           the Estimated Merger Adjustment Amount, if applicable;

(iii)          the certificates and other documents required to be delivered by ED&F Parties pursuant to Section 8.2;

(iv)          a receipt for the payment of the Estimated Stock Sale Consideration duly executed by ED&F;

(v)           ED&F’s duly executed counterpart to the Shared Services Agreement;

(vi)          Holdings’ duly executed counterpart to the Stock Escrow Agreement;

(vii)         ED&F’s duly executed counterpart to the Storage Strategic Alliance Agreement;

(viii)        ED&F Man Liquid Products Corporation’s duly executed counterparts to the Molasses Supply Agreement;

(ix)           Holdings’ duly executed counterpart to the Registration Rights Agreement; and

(x)            Holdings’ duly executed counterpart to the Stockholder’s Agreement.

(b)           Parent and the Merger Subs shall deliver or cause to be delivered to the ED&F Parties:

(i)            certificates representing the Common Stock Merger Consideration and the Series A Merger Consideration;

(ii)           the Estimated Merger Adjustment Amount, if applicable;

(iii)          the Estimated Stock Sale Consideration, payable as set forth in Section 3.2(b);

(iv)          the certificates and other documents required to be delivered by Parent pursuant to Section 8.3;

(v)           Parent’s duly executed counterpart to the Shared Services Agreement;

(vi)          Parent’s and Parent Founder’s duly executed counterparts to the Stock Exchange Agreement;

(vii)         Terminal Merger Sub’s duly executed counterpart to the Storage Strategic Alliance Agreement;

(viii)        Feed Merger Sub’s duly executed counterpart to the Molasses Supply Agreement;

(ix)           Parent’s and Parent Founder’s duly executed counterparts to the Proxy Agreement;

(x)            the duly executed counterparts to the Stock Escrow Agreement of Parent, Parent Founder, the Escrow Agent and the Initial Stockholders thereunder;

(xi)           Parent’s duly executed counterpart to the Registration Rights Areement; and

(xii)          Parent’s duly executed counterpart to the Stockholder’s Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ED&F PARTIES

The ED&F Parties hereby jointly and severally represent and warrant to Parent and the Merger Subs as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1.            Organization and Qualification; Subsidiaries.  Each of ED&F, the Transferred Companies and the Purchased Company Parents is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and has all requisite entity power and authority to carry on its business as it now is being conducted.  Each of the Transferred Companies is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect.  True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each of the Transferred Companies, all as amended to date, have been previously delivered to Parent and the Merger Subs.

Section 5.2.            Authorization.  The execution, delivery and performance by each of the ED&F Parties of this Agreement and the Ancillary Agreements to which each of the ED&F

Parties is a party and the consummation by each of the ED&F Parties, the Transferred Companies and the Purchased Company Parents of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such ED&F Party, Transferred Company and Purchased Company Parent, as the case may be.  This Agreement has been, and each Ancillary Agreement to which any of the ED&F Parties is a party will be, duly and validly executed and delivered by each ED&F Party that is a party thereto.  Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement will when executed and delivered constitute, the valid and binding obligation of each ED&F Party that is party thereto, enforceable against such ED&F Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.            No Conflict.  Except as set forth in Section 5.3 of the Disclosure Schedule, the execution, delivery and performance by each of the ED&F Parties of this Agreement and any Ancillary Agreement to which such ED&F Party is a party, and the consummation by each such ED&F Party of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law to which such ED&F Party, any Transferred Company or any Purchased Company Parent is subject, (y) violate any provision of the certificate of incorporation, bylaws or other organizational documents of such ED&F Party or any Transferred Company, or (z) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination or amendment of any provision of or require the consent of any third party under, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any asset of the Transferred Companies pursuant to, or give to others any interests or rights therein under, any Contract to which any Transferred Company is a party or by which any Transferred Company may be bound or affected except, in the case of clauses (x) and (z), for any such violations, breaches or defaults, or for any such consents the failure of which to be obtained that, in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

Section 5.4.            Transferred Companies.  Section 5.4 of the Disclosure Schedule lists for each Transferred Company (other than Denmark Newco) the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock.  Upon its organization and as of the Closing Date, all of the issued and outstanding capital stock of Denmark Newco will be owned of record by ED&F Man Holdings BV or another direct or indirect wholly-owned subsidiary of ED&F.  All of the outstanding shares of capital stock of each Transferred Company are duly authorized, validly issued, fully paid, and non-assessable.  Except as set forth in Section 5.4 of the Disclosure Schedule, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of a Transferred Company, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating any Transferred Company to issue or dispose of any of its respective equity securities or any ownership interest therein.  The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of any Transferred Company, other than Encumbrances created by Parent or any Affiliate of Parent.  Except as set forth in Section 5.4 of the Disclosure Schedule, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between ED&F or any Transferred Company on the one hand and any Person on the other hand with respect to the capital stock of any Transferred Company.  Other than another Transferred Company as listed in Section 5.4 of the Disclosure Schedule, none of the Transferred Companies owns, directly or indirectly, any stock of or any other equity interest in any other Person.

Section 5.5.            Financial Statements.

(a)           Section 5.5 of the Disclosure Schedule sets forth (i) the combined balance sheets of the Business as of October 31, 2007 and 2006 (the “Unaudited Year-End Balance Sheets”), and (ii) the combined statements of operations and cash flows of the Business for the fiscal years ended October 31, 2007, 2006 and 2005 (the “Unaudited Annual Statements of Operations” and, together with the Unaudited Year-End Balance Sheet, the “Unaudited Year-End Financial Statements”).

(b)           Section 5.5 of the Disclosure Schedule sets forth (i) the unaudited combined balance sheets of the Business as of July 31, 2008 and 2007, and (ii) the related unaudited combined statements of operations and cash flows of the Business for the nine month periods ended July 31, 2008 and July 31, 2007 (collectively, the “Interim Financials” and, together with the Year-End Balance Sheets and the Annual Statements of Operations, the “Financial Information”).

(c)           The Financial Information has been derived from the books and records of the Transferred Companies.  The Unaudited Year-End Financial Statements have been prepared in accordance with GAAP except as otherwise expressly stated therein, each of the balance sheets in the Unaudited Year-End Financial Statements fairly presents in all material respects the consolidated financial condition of the Business as of its respective date, and each statement of operations in the Unaudited Year-End Financial Statements fairly presents in all material respects the results of operations of the Business for the period covered thereby.  The Interim Financials have been prepared in accordance with GAAP except for the absence of footnotes and year-end adjustments, each of the balance sheets in the Interim Financials fairly presents in all material respects the consolidated financial condition of the Business as of its respective date, and each statement of operations in the Interim Financials fairly presents in all material respects the results of operations of the Business for the period covered thereby.

(d)           The statutory books, records and accounts of each Transferred Company organized under the Laws of England and Wales have been maintained in accordance with all applicable Laws in all material respects.  The statutory books, records and accounts of each Transferred Company are in the possession (or under the control) of the Transferred Companies.

(e)           There exist no liabilities or obligations of any Transferred Company that are required by GAAP to be disclosed, reflected or reserved against in the Financial

Statements of the Transferred Companies except (i) as disclosed, reflected or reserved against in the 2007 Balance Sheet or as set forth in any section of the Disclosure Schedule, (ii) for items specifically set forth in or which would reasonably be expected to occur or arise out of the matters disclosed on the Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since October 31, 2007 (the “Balance Sheet Date”), (iv) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby and (v) for liabilities that would not reasonably be expected to have a Business Material Adverse Effect.

Section 5.6.            Absence of Certain Changes or Events.  Except as set forth in Section 5.6 of the Disclosure Schedule, since the Balance Sheet Date, each of the Transferred Companies has in all material respects conducted the Business in the ordinary course of business consistent with past practice and there has been no Business Material Adverse Effect, nor has any event or circumstance or series of related events or circumstances, occurred that would reasonably be expected to have a Business Material Adverse Effect.  Without limiting the foregoing, except as set forth in Section 5.6 of the Disclosure Schedule, since the Balance Sheet Date, there has not occurred any action, event, development, occurrence or failure to act that, if it had occurred after the date hereof, would have required the consent of Parent pursuant to Section 7.2.

Section 5.7.            Title to Assets.  Each of the Transferred Companies has good and valid (and in the case of Owned Real Property, good, valid and marketable fee simple) title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the material assets and properties which it uses in connection with the Business (including those reflected on the July 31 Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since July 31, 2008) free and clear of all Encumbrances, except for Permitted Encumbrances, and except as set forth in Section 5.7 of the Disclosure Schedule (collectively, the “Assets”).  Except as set forth in Section 5.7 of the Disclosure Schedule, the assets of the Transferred Companies, together with the rights granted to Parent pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date substantially all of the assets and rights necessary to conduct the Business in substantially the same manner as the Business is currently conducted.  Except as set forth in Section 5.7 of the Disclosure Schedule, the plants, buildings, structures and material equipment included in the Assets which are necessary for the operation of the Business as currently conducted are in all material respects in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business).

Section 5.8.            Real Property.

(a)           Section 5.8(a) of the Disclosure Schedule sets forth a description of all real property owned by a Transferred Company (collectively, the “Owned Real Property”).  Except as set forth in Section 5.8(a) of the Disclosure Schedule, a Transferred Company has, or will on the Closing Date have, good and marketable fee title to the Owned Real Property, subject, in all cases, to any Permitted Encumbrances.  Except as set forth in Section 5.8(a) of the Disclosure Schedule, to ED&F’s Knowledge, (i) there are no leases, subleases or other similar agreements affecting the Owned Real

Property and (ii) no Person has any option to purchase the Owned Real Property or any right of first refusal or similar right with respect to the Owned Real Property.

(b)           Except as set forth in Section 5.8(b) of the Disclosure Schedule, a Transferred Company enjoys, or on the Closing Date will enjoy, peaceful and undisturbed possession of the Owned Real Property sufficient for current use and operations. There are no material eminent domain, condemnation or other similar proceedings pending or, to ED&F’s Knowledge, threatened against any Transferred Company or otherwise affecting any portion of the Owned Real Property and neither any ED&F Party nor any Transferred Company has received any notice of the same.  To ED&F’s Knowledge, ED&F has not received any notice that (i) the current use of the Real Property in the conduct of the Businesses violates any instrument of record or agreement affecting the Owned Real Property or (ii) there is any violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Owned Real Property or the use or occupancy thereof, other than notices of such violations that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

(c)           Except as set forth in Section 5.8(c) of the Disclosure Schedule, (i) all material Permits with respect to the Owned Real Property and any agreement, easement or other right that is necessary to permit in all material respects the lawful use and operation of the buildings and improvements on any of the Owned Real Property or that is necessary to permit the lawful use and operation of all driveways, waterways, locks, drydocks, impoundments or other navigable channels or components thereof, railroad lines or spurs, roads and other means of egress and ingress to and from any of the Owned Real Property have been obtained and are in full force and effect and (ii) no Transferred Company or ED&F Party has received written notice of, nor, to ED&F’s Knowledge, is there, any violation or breach of, or default under, any such Permit, easement, agreement or right or any federal, state or municipal Law affecting any of the Real Property issued by any Governmental Authority which has not been cured or contested in good faith, nor any threatened or pending suit or other proceeding that would challenge or threaten the lawful use and operation of the Real Property or ingress or egress thereto in any manner described in clause (i) of this Section 5.8(c), other than any violation, or breach or default which would, individually or in the aggregate, not reasonably be expected to have a Business Material Adverse Effect.

(d)           To ED&F’s Knowledge, the Owned Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws affecting the Owned Real Property, and no Transferred Company or ED&F Party has received any notice of any material violation by any of them of any such Laws with respect to the Owned Real Property which have not been resolved or for which any material obligation of a Transferred Company remains to be fulfilled, including payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures

(e)           No Transferred Company or ED&F Party has received any written notice of any special assessments of any nature with respect to the Owned Real Property and, to the ED&F’s Knowledge, there are no threatened special assessments of any nature with respect to the Owned Real Property, other than those assessments, individually or in the aggregate, which would not reasonably be expected to have a Business Material Adverse Effect.

(f)            Utility service current serving the Owned Real Property is sufficient for current use and operation of the Owned Real Property.  No Transferred Company or ED&F Party has received any written notice of any actual or threatened reduction or curtailment of any utility service currently supplied to the Owned Real Property, other than such reduction or curtailment, individually or in the aggregate, which would not reasonably be expected to have a Business Material Adverse Effect.

Section 5.9.            Leases.

(a)           Section 5.9(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other agreements (the “Leases”) for the use and occupancy of real property to which any Transferred Company is a party (the “Leased Real Property”).  True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, to the extent in the Transferred Companies’ possession, have previously been made available by ED&F to Parent.  Except as set forth in Section 5.9(a) of the Disclosure Schedule, no Transferred Company is obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and, except as set forth in Section 5.9(a) of the Disclosure Schedule and none will have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease.  Except as set forth in Section 5.9(a) of the Disclosure Schedule, no material construction, alteration or other leasehold improvement work required by any of the Leases remains to be paid for or to be performed by any Transferred Company.

(b)           Except as set forth in Section 5.9(b) of the Disclosure Schedule, each of the Transferred Companies enjoys peaceful and undisturbed possession of the Leased Real Property sufficient for current use and operations.  No Transferred Company has received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against such Transferred Company with respect to, or otherwise affecting any portion of, the Leased Real Property.  To ED&F’s Knowledge, the current use of the Leased Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Leased Real Property to which any Transferred Company is a party and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued current use and operations of the property to which they relate or materially adversely affect the value thereof for its current use.

Section 5.10.          Working Capital Assets.  All of the outstanding accounts and notes receivable of any Transferred Company have arisen in the ordinary course of business in connection with bona-fide business transactions, the amounts of accounts and notes receivable reflected in the Financial Information were recorded in accordance with GAAP consistently applied, and the inventory owned by any of the Transferred Companies that has not been written off has been valued in accordance with GAAP consistently applied.

Section 5.11.          Intellectual Property.

(a)           Section 5.11(a) of the Disclosure Schedule lists, as of the date hereof, all material patents, registered trademarks, registered service marks, registered copyrights, registered domain names and all applications for the same owned by a Transferred Company (collectively, the “Business Registered Intellectual Property”), indicating as to each item as applicable:  (i) the current owner; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the dates of application, issuance or registration of the item.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) each item of the Business Registered Intellectual Property is, to ED&F’s Knowledge, subsisting and has not been declared invalid by a Governmental Authority with jurisdiction over such item, (ii) each Transferred Company has taken or will take prior to the Closing Date, or has caused or will cause its Affiliates to take prior to the Closing, steps reasonably necessary to cause all necessary registration, maintenance and renewal fees due for payment no later than the Closing Date in connection with such Business Registered Intellectual Property to be paid in a timely manner, and (iii) all registration, maintenance, and renewal documents due no later than the Closing Date and necessary to maintain such Business Registered Intellectual Property against cancellation have been or will be filed, paid or taken in a timely manner with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be.

(c)           Section 5.11(c) of the Disclosure Schedule lists, as of the date hereof, all material written licenses, sublicenses, consents and other agreements:

(i)            by which a Transferred Company is authorized to use Intellectual Property (other than off-the-shelf computer programs) that is used by a Transferred Company in the Business and that such Transferred Company will continue to have the right to use immediately following the Closing;

(ii)           by which a Transferred Company is authorized to use Intellectual Property (other than off-the-shelf computer programs) that is used by a Transferred Company in the Business but that such Transferred Company will not have the right to use immediately following the Closing (except to the extent permitted under the Shared Services Agreement); and

(iii)          by which any Transferred Company authorizes a third party to use any Intellectual Property owned by a Transferred Company.

Except as set forth in Section 5.11(c) of the Disclosure Schedule, ED&F has delivered or made available to Parent copies of all of the licenses, sublicenses,

consents and other agreements described in the preceding clauses (i) and (iii) that are true, correct and complete in all material respects, together with all material amendments thereto.

(d)           The Transferred Companies have taken commercially reasonable steps to protect the material confidential information and trade secrets of the Business.

(e)           Except with respect to matters of infringement, violation or misappropriation of Intellectual Property addressed specifically by Section 5.11(f), a Transferred Company owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the material Intellectual Property used in the Business, free and clear of all material Encumbrances.

(f)            Except as set forth in Section 5.11(f) of the Disclosure Schedule, since January 1, 2005, no Transferred Company has received any material written notice, claim, demand or other assertion from any other Person, which written notice, claim, demand or another assertion remains unresolved as of the date hereof, challenging or questioning the right of a Transferred Company to use any of the Intellectual Property used in connection with the operation and conduct of the Business or challenging the ownership, use, validity or enforceability of the material Intellectual Property used in the Business.  Except as set forth in Section 5.11(f) of the Disclosure Schedule, (i) the operation of the Business as currently conducted does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) to ED&F’s Knowledge, within the three years immediately preceding the date hereof, the Intellectual Property owned or licensed by the Transferred Companies or used in the operation of the Business has not been infringed by any other Person in any material respect, except, in each case of (i) or (ii), for such infringement, violation or misappropriation that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  Except as set forth in Section 5.11(f) of the Disclosure Schedule, no Transferred Company is a party to, and no Intellectual Property owned by a Transferred Company is the subject of, any pending, or to ED&F’s Knowledge, threatened material proceedings or actions before any court, governmental entity, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or a challenge by a third party to the ownership, use, validity or enforceability of any of any such Intellectual Property.  Except as set forth in Section 5.11(f) of the Disclosure Schedule, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Transferred Companies with respect to Intellectual Property owned by or licensed to the Transferred Companies, and none of the Transferred Companies is in breach or violation of any such orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator).

Section 5.12.          Contracts.  Section 5.12 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which any Transferred Company is a party or by which it is bound:

(a)           Contracts for the sale of any of the assets of any Transferred Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business, in each case for consideration in excess of $1,000,000;

(b)           Contracts for joint ventures, partnerships or sharing of profits or proprietary information;

(c)           Contracts containing covenants not to compete in any line of business or with any Person in any geographical area;

(d)           Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Person for consideration in excess of $2,000,000, other than any such acquisitions in the ordinary course of business or reflected in the capital expenditure budget information provided to Parent;

(e)           outstanding Contracts of Indebtedness or guaranty or surety of material Indebtedness or indemnification of any amount in excess of $500,000, other than in the ordinary course of business;

(f)            any Contract under which any Transferred Company has advanced or loaned any amount to any of its directors, officers and employees;

(g)           any material Contracts between any of the Transferred Companies, on the one hand, and ED&F or any Affiliate of ED&F, on the other hand;

(h)           collective bargaining Contracts;

(i)            Contracts outside the ordinary course of business for the storage, treatment, disposal, investigation or remediation of Hazardous Substances;

(j)            Contracts providing for indemnification of any officer or director of a Transferred Company, other than any existing directors’ and officers’ insurance policy and as provided in organizational documents of any such company, as currently in effect; and

(k)           other Contracts (other than those listed in clauses (a) through (j) of this Section 5.12 and other than the Employment Contracts) (A) with a term longer than 180 days from the date hereof that involve payments by any Transferred Company in excess of $1,000,000 per year; or (B) with a term less than one (1) year from the date hereof that involve payments by any Transferred Company in excess of $1,000,000, that are not terminable without premium or penalty on less than 30 days’ notice, in each case, such Contracts that are related primarily to a business included in the Business.

Except as set forth in Section 5.12 of the Disclosure Schedule, and assuming due authorization, execution and delivery by the other parties thereto, each Contract listed in Section 5.12 of the Disclosure Schedule, each Employment Contract, each Lease listed in Section 5.9(a)

of the Disclosure Schedule and each material Contract pertaining to Intellectual Property to which a Transferred Company is a party is valid and is binding on each Transferred Company party thereto and, to ED&F’s Knowledge, each other party thereto and is in full force and effect.  Except as set forth in Section 5.12 of the Disclosure Schedule, no Transferred Company nor, to ED&F’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of, nor has any Transferred Company received any notice of any material default or breach under, any such Contract or Lease, and, to ED&F’s Knowledge, no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration, or termination of any such Contract or the loss of any material benefit thereunder.  ED&F has delivered or made available to Parent copies of all of the written Contracts listed in Section 5.12 of the Disclosure Schedule and of all of the written Employment Contracts that are true, correct and complete in all material respects, together with all material amendments thereto.

Section 5.13.          Litigation.  Except as set forth in Section 5.13 of the Disclosure Schedule, as of the date hereof, there is no Legal Proceeding pending or, to ED&F’s Knowledge, overtly threatened, against a Transferred Company or any of its assets (or, to ED&F’s Knowledge, against any of the officers or directors of any Transferred Company related to their business duties, which materially interfere with their business duties, or as to which any Transferred Company has any material indemnification obligations) at law, in equity or otherwise, in, before, or by, any Governmental Authority, other than which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  Except as set forth in Section 5.13 of the Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against a Transferred Company or any of its assets, or with respect to the Business, except as would not reasonably be expected to have a Business Material Adverse Effect.

Section 5.14.          Compliance with Laws.  The Business is being conducted in accordance with all applicable Laws, except for such violations of Law which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.  Except as set forth in Section 5.14 of the Disclosure Schedule, since January 1, 2005, no Transferred Company or ED&F Party with respect to the Business has received any written notice of any violation of Law, except for such violations of Law which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.  Except as set forth in Section 5.14 of the Disclosure Schedule, all Permits required to conduct the Business have been obtained and are in full force and effect and are being complied with in all respects, except for such failure to be in full force and effect or to comply which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 5.15.          Environmental Matters.

(a)           Except as set forth in Section 5.15 of the Disclosure Schedule:

(i)            each of the Transferred Companies is, and for the two years immediately preceding the date of this Agreement has been, in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining in good standing, applying for timely renewal of and complying in all material respects with all Permits required by applicable Environmental Laws (“Environmental Permits”).  To ED&F’s Knowledge, all such Environmental Permits necessary for the current operations of the Business are listed in Section 5.15(a)(i) of the Disclosure Schedule and any Environmental Permits which require transfer, consent or reissuance in order to allow operations of the Business to continue without interruption on or after Closing are so designated under the caption “Permits” in Section 5.3 of the Disclosure Schedule, except where the failure to transfer or to obtain the consent or the reissuance of any such material Environmental Permits would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on operations of the facility for which the Environmental Permit relates.  To ED&F’s Knowledge, there are no facts or circumstances which would reasonably be expected to adversely affect or prevent the Transferred Companies from distributing, selling, importing, exporting or otherwise placing into commerce any existing or new products in compliance with Environmental Laws applicable to the registration, evaluation or authorization of chemicals and which would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect;

(ii)           the Transferred Companies have not received any, and to ED&F’s Knowledge there are no unresolved written notices of any citation, summons, order, complaint, penalty, claim, investigation, request for information, demand or review by any Governmental Authority or any other Person in connection with the Business (x) with respect to any material violation or alleged violation of or material liability under any applicable Environmental Law, (y) with respect to any alleged failure to have or comply with any material Environmental Permit or (z) with respect to the presence, Release or threatened Release, disposal, transportation, or the making of arrangements for the treatment, storage, disposal or transportation of or exposure to any Hazardous Substance reasonably expected to give rise to any material liability under any Environmental Laws and, to ED&F’s Knowledge, no such notice, citation, summons, order, complaint, penalty, claim, investigation or review against or involving such Transferred Companies or the Business has been threatened by any Governmental Authority or other Person;

(iii)          no Releases of Hazardous Substances by the Transferred Companies or, to ED&F’s Knowledge, by any other Person, have occurred at or from any Owned Real Property, Leased Real Property or any property formerly owned operated or leased by the Transferred Companies (while owned, operated or leased by such Transferred Company), in each case that would reasonably be expected to result in any material liability of the Transferred Company and which would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect;

(iv)          to ED&F’s Knowledge, none of the Transferred Companies has expressly assumed or undertaken, or expressly agreed to assume or undertake,

responsibility for any known, material liability or obligation (including any obligation for investigation, remediation or other response action) of any other Person directly relating to or arising out of any then-identified actual or alleged (A) violation of Environmental Law, or (B) exposure to or presence or release of any Hazardous Substance;

(v)           there have been no material environmental reports, investigations, studies, audits, tests, reviews or other written environmental analyses which are in the actual possession of ED&F or the Transferred Companies with respect to any Owned Real Property, Leased Real Property or any property formerly owned, operated or leased by the Transferred Companies which have not been delivered or made available on the electronic database to Parent at least five days prior to the date of this Agreement; and

(vi)          to ED&F’s Knowledge, no facts, circumstances or conditions exist with respect to any Transferred Company, the Business or any Owned Real Property, Leased Real Property or former real property owned, operated or leased in connection with the Business or a Transferred Company that would reasonably be expected to result in any Transferred Company incurring unbudgeted costs for Environmental Liabilities.

(b)           The parties acknowledge and agree that the ED&F Parties make no representation or warranty as to environmental matters, Environmental Liabilities, Environmental Laws or Hazardous Substances except as set forth in this Section 5.15, Section 5.3, clauses (a), (b) and (c) of Section 5.5, Section 5.12 and Section 5.13 and notwithstanding anything to the contrary contained in this Agreement, no other section of this Agreement will be deemed to constitute a representation or warranty as to environmental matters, Environmental Liabilities, Environmental Laws or Hazardous Substances.

Section 5.16.          Employee Benefit Matters.

(a)           Section 5.16(a) of the Disclosure Schedule sets forth a list of each Plan maintained, contributed to, or required to be contributed to by any of the Transferred Companies or under which any of the Transferred Companies has any liability (all within the United States) (the “ED&F U.S. Plans”).

(b)           As applicable with respect to the ED&F U.S. Plans, ED&F has made available to Parent, true and complete copies of (i) each ED&F U.S. Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter and (iv) all records, notices and filings made, or received, by Westway Terminal or Westway Feed or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA.

(c)           Each ED&F U.S. Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.  Except as set forth in Section 5.16(c) of the Disclosure Schedule, each ED&F U.S. Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and each such ED&F U.S. Plan is so qualified and exempt from federal income taxes.

(d)           Each of the Transferred Companies and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each ED&F U.S. Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, except to the extent it would not reasonably be expected to have a Business Material Adverse Effect.  Each ED&F U.S. Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder.

(e)           All payments under the ED&F U.S. Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Financial Information.

(f)            Neither the ED&F U.S. Plans, any trusts created thereunder, any Transferred Company, any ERISA Affiliate, nor any employee of the foregoing, nor, to ED&F’s Knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) or any other activity that could subject any thereof to any material tax or material penalty (including the taxes or penalties on prohibited transactions imposed by Code Section 4975) or any material sanctions imposed under Title I of ERISA.

(g)           No ED&F U.S. Plan or any Plan of any ERISA Affiliate, other than any Multiemployer Plan, which in either case is to be acquired by Parent pursuant to this Agreement, is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.  No asset of the Transferred Companies, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h)           Except as set forth in Section 5.16(h) of the Disclosure Schedule, at no time within the past six years has any of the Transferred Companies or any ERISA Affiliate thereof been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any Multiemployer Plan, nor do any of the Transferred Companies or any of their ERISA Affiliates have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(i)            Except as set forth in Section 5.16(i) of the Disclosure Schedule, no ED&F U.S. Plan, provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code.

(j)            Except as set forth in Section 5.16(j) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as termination of employment or other services) cause the acceleration of the time of payment or vesting of any award or entitlement under any ED&F U.S. Plan maintained by the any of the Transferred Companies, or entitle any employee or other individual to receive severance or other benefits compensation from any of the Transferred Companies (i) which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or (ii) which will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code.

(k)           There are no pending audits or investigations by any governmental agency involving any ED&F U.S. Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the ED&F U.S. Plan), suits or proceedings involving any ED&F U.S. Plan or asserting any rights or claims to benefits under any ED&F U.S. Plan, nor, to ED&F’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l)            To the extent that any ED&F U.S. Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such ED&F U.S. Plan has been operated in good faith compliance with Section 409A of the Code.

(m)          The only Plans presently maintained by, or contributed to by any of the Transferred Companies for the benefit of any employee of any of the Transferred Companies or with respect to which the Transferred Companies have any liability, including any such Plan required to be maintained or contributed to by the law of the relevant jurisdiction, which would be described in clause (a) of this Section 5.16, but for the fact that such Plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority), are listed in Section 5.16(m) of the Disclosure Schedule (the “ED&F Non-U.S. Plans”).  With respect to each ED&F Non-U.S. Plan, (i) such plan complies in all material respects with applicable local Law, (ii) all employer and employee contributions required by Law or by the terms of such ED&F Non-U.S. Plan have been made or, if applicable, accrued in all material respects in accordance with applicable accounting practices, (iii) the fair market value of the assets of each funded ED&F Non-U.S. Plan, the liability of each insurer for any ED&F Non-U.S. Plan funded through insurance or the book reserve established for any ED&F Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such ED&F Non-U.S. Plan and (iv) as of the date hereof, there are no pending or, to ED&F’s Knowledge, threatened, material Legal Proceedings relating to any ED&F Non-U.S. Plans.

Section 5.17.          Taxes.  Except as set forth in Section 5.17 of the Disclosure Schedule:

(a)           All income, franchise and all other material Tax Returns required to be filed by or with respect to any Transferred Company (which term shall include, for purposes of Section 5.17(a), (b) or (d), any Intellectual Property, property to be transferred to Denmark Newco or other property transferred to any Transferred Company in connection with the consummation of the transactions contemplated in this Agreement) have been filed in a timely manner (within any applicable extension periods).  All such Tax Returns were true, correct and complete in all material respects when filed.

(b)           All material Taxes due and payable by, for or with respect to the Transferred Companies (whether or not shown as due and payable on a particular Tax Return) have been duly and timely paid or caused to be paid in full.  The Transferred Companies have complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods not closed by the applicable statute of limitations under all applicable Laws.  No deficiency for any material amount of Taxes has been assessed with respect to any of the Transferred Companies that has not been abated or paid in full or contested in good faith and adequately provided for in the Financial Information.  There are no liens, other than Permitted Encumbrances, on any of the assets of any Transferred Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)           None of the Transferred Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Returns (other than a group the common parent of which was Westway Terminal or Westway Feed), (ii) has any liability for the Taxes of any Person (other than any other Transferred Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or (iii) is a party to any agreement or arrangement with any person or entity pursuant to which such Transferred Company would have an obligation with respect to Taxes of another person or entity following the Closing.

(d)           None of the Transferred Companies has: (i) as of the date hereof been notified in writing that any of its Tax Returns are currently under audit by any taxing authority or that such a taxing authority intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to ED&F’s Knowledge, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force.  No claim has been made in writing by a taxing authority in a jurisdiction where any of the Transferred Companies does not file a particular Tax Return such that it is or may be subject to taxation by that jurisdiction.

(e)           None of the Transferred Companies nor any other Person on behalf of the Transferred Companies has: (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method and, to ED&F’s Knowledge, no taxing authority has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing; or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing.

(f)            None of the Transferred Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).  None of the Transferred Companies has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

(g)           None of the Transferred Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)           Each of the Transferred Companies, other than Westway Terminal, Westway Feed and ED&F Man Liquid Products Inc., is an “eligible entity” within the meaning of Treasury Regulation Section 301.7701-3(a), and is eligible to make an election under Treasury Regulation Section 301.7701-3(c)(1)(i).

(i)            None of the assets of the Transferred Companies other than Westway Terminal, Westway Feed and Sunnyside Feed LLC is a “United States real property interest” within the meaning of Section 897(c) of the Code.

Section 5.18.          Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the ED&F Parties that are party thereto, or the validity and effectiveness immediately following the Closing of any material Permit of any Transferred Company, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority at or prior to the Closing, except (a) as set forth in Section 5.18 of the Disclosure Schedule, (b) for the notification requirements of the HSR Act, (c) for filings, consents and approvals or clearances (including those required under any non-United States antitrust or investment laws) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (i) prevent or materially delay the consummation by the ED&F Parties of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) reasonably be expected to have a Business Material Adverse Effect, and (d) as may be necessary as a result of facts or circumstances relating solely to Parent and the Merger Subs.

Section 5.19.          Employee Relations.

(a)           Except as set forth in Section 5.19(a) of the Disclosure Schedule, no Transferred Company is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, or to ED&F’s Knowledge, threatened by, any labor dispute or unfair labor practice charge; or (iii) currently negotiating any collective bargaining agreement to which any such Transferred Company is a party, and no Transferred Company has experienced any work stoppage during the last three years.

(b)           Each of the Transferred Companies has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, age, race, sex and disability discrimination, immigration control, and the payment and withholding of Taxes, and has not been and is not engaged in any unfair labor practice.  Except as set forth in Section 5.19(b) of the Disclosure Schedule and except for claims which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect, there are no outstanding claims against any of the Transferred Companies (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Transferred Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and no Transferred Company is aware of any such claims which have not been asserted.  No person (including any governmental body) has asserted or threatened any claims against any Transferred Company under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices, which claims would reasonably be expected to have a Business Material Adverse Effect.

(c)           Except as would not reasonably be expected to have a Business Material Adverse Effect, each Transferred Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Transferred Company.

Section 5.20.          Transactions with Related Parties.  As of the date hereof:

(a)           except for agreements related to employment with ED&F or any of its Affiliates, and except as set forth in Section 5.20(a) of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Transferred Companies, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of ED&F or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Securities Act were applicable to the ED&F or such Subsidiaries); and

(b)           except as set forth in Section 5.20(b) of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between ED&F or any of its Subsidiaries (other than the Transferred Companies), on the one hand, and the Transferred Companies, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Securities Act were applicable to the Transferred Companies).

Section 5.21.          Insurance.  Section 5.21 of the Disclosure Schedule contains a complete and correct list of all material policies and contracts for insurance (including coverage amounts and expiration dates) of which any Transferred Company is the owner, insured or beneficiary, or solely covering any of the assets of the Transferred Companies (“Material Insurance Policies”) other than the Material Insurance Policies copies of which have been made available or provided to Parent.  Except as set forth in Section 5.21 of the Disclosure Schedule: (a) there are no outstanding material claims as of the date hereof under the Material Insurance Policies that relate to any Transferred Company; (b) there are no premiums or material claims due under the Material Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; and (c) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any Material Insurance Policies has been received.

Section 5.22.          Brokers.  Other than Lazard Frères & Co. (whose fees will be paid by ED&F), no ED&F Party or Transferred Company has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Parent or any of its Affiliates (including, after the Closing, the Transferred Companies) upon consummation of the transactions contemplated by this Agreement.

Section 5.23.          Employment Contracts; Compensation Arrangements; Officers and Directors.  ED&F has provided to Parent a true, correct and complete copy of a schedule setting forth as of the date hereof (a) all Contracts to which any Transferred Company is a party or by which it is bound providing for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $200,000 and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (b) the names, titles and current annual salary, including any bonus, if applicable, of all present directors, officers, employees, consultants and agents of any Transferred Company (or any employee of any ED&F Party or Affiliate thereof, to the extent such employment relates primarily to the Business), whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $200,000, together with a statement of the full amount of all remuneration paid by such ED&F Party, Affiliate or Transferred Company to each such Person during the twelve (12)-month period ending October 31, 2007.  Section 5.23 of the Disclosure Schedule sets forth, as of the date hereof, the names and titles of each trustee, fiduciary or plan administrator of each ED&F U.S. Plan of any Transferred Company that will remain a Plan of a Transferred Company immediately following the Closing Date.

Section 5.24.          Suppliers; Customers.

(a)           ED&F has provided to Parent a true, correct and complete list setting forth the names and addresses of the ten largest suppliers to each of the Bulk Liquid Storage Business and the Feed Distribution Business of raw materials, supplies or other products or services (based on expenditures) during the twelve-month period ended August 31, 2008 and the dollar amount of purchases by the Transferred Companies with respect to each such supplier during such period.  During the twelve-month period ending on the date hereof, no Transferred Company has received any written notice from any such supplier that such supplier has terminated or cancelled, or will terminate or cancel, its business relationship with any Transferred Company or will reduce by more than 50% the dollar amount of sales to such Transferred Company or increase by more than 50% the price charged by such supplier.  To ED&F’s Knowledge, no such supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

(b)           ED&F has provided to Parent a true, correct and complete list setting forth (i) the names and addresses of (x) the ten largest customers that ordered goods or services from the Transferred Companies in connection with the Bulk Liquid Storage Business and (y) the five largest customers that ordered goods or services from the Transferred Companies in connection with the Feed Distribution Business, in each case individually or in the aggregate (based on revenue), during the twelve-month period ended August 31, 2008 and (ii) the dollar amount sold by the Transferred Companies to such customers during such period.  During the twelve-month period ending on the date hereof, no Transferred Company has received any written notice from any such customer that any such customer has terminated or cancelled, or will terminate or cancel, its business relationship with any Transferred Company or will reduce the annual volume of products or services purchased from such Transferred Company by more than 50%.  To ED&F’s Knowledge, no such customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

Section 5.25.          Investment Status.  Each of ED&F and Holdings on its own behalf and on behalf of any Affiliate thereof (each a “Stock Acquiror”) receiving any of the Common Stock Merger Consideration or the Series A Merger Consideration (the “Parent Equity Interests”) hereby represents and warrants as follows:

(a)           It is acquiring a beneficial interest in Parent Equity Interests for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof.  Such Stock Acquiror acknowledges that the Parent Equity Interests to be received in connection with the Mergers have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available.

(b)           Each of the Stock Acquirors (i) has knowledge and experience in financial and business matters such that such Stock Acquiror is capable of evaluating the merits and risks of the purchase of the Parent Equity Interests as contemplated by this Agreement, (ii) understands and has taken cognizance of all risk factors related to the purchase of the Parent Equity Interests, (iii) has been represented by counsel and/or advisors in connection with the execution and delivery of this Agreement, and (iv) is able to bear the economic risk of the investment in the Parent Equity Interests.

(c)           Each Stock Acquiror is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(d)           Such Stock Acquiror is not acquiring the Parent Equity Interests as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to such Stock Acquiror in connection with investments in securities generally.

Section 5.26.          Regulatory Compliance.  No Transferred Company that is organized under U.S. Law or that is operating in the United States has made voluntary disclosures under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and, as of the date hereof, no Governmental Authority has notified any Transferred Company in writing of any actual or alleged violation or breach by it.  No Transferred Company is undergoing any internal audit, review, inspection, investigation, survey or examination of records (including any internal audit, review, inspection, investigation, survey or examination of records conducted by independent counsel) specifically relating to, and initiated in order to audit, review, inspect, investigate, survey or examine, such Transferred Company’s compliance with any FCPA Law.  The Transferred Companies are not party to any Legal Proceedings involving alleged false statements, false claims or other improprieties relating to any Transferred Company’s compliance with applicable FCPA Laws.

Section 5.27.          Power of Attorney.  Except as set forth in Section 5.27 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of any Transferred Company.

Section 5.28.          Proxy Statement.  The information relating to the ED&F Parties and the Transferred Companies furnished in writing by the ED&F Parties for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

Section 5.29.          No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO AND THERETO), NO ED&F PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE ED&F PARTIES, THE TRANSFERRED COMPANIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND THE ED&F PARTIES DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY ED&F PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO AND THERETO), THE ED&F PARTIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, EITHER MERGER SUB OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PARENT OR EITHER MERGER SUB BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ED&F OR ANY OF ITS AFFILIATES).  THE ED&F PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO PARENT OR EITHER MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE TRANSFERRED COMPANIES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs jointly and severally represent and warrant to the ED&F Parties as of the date of this Agreement and as of the Closing Date as follows:

Section 6.1.            Organization.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  Each of the Merger Subs is a limited liability company wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 6.2.            Authorization.  The execution, delivery and performance by Parent and each of the Merger Subs of this Agreement, and each Ancillary Agreement to which Parent or a Merger Sub is a party, and the consummation by Parent and each of the Merger Subs of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and each of the Merger Subs.  This Agreement has been, and each Ancillary Agreement to which Parent or a Merger Sub is a party will be, duly and validly executed and delivered by Parent or such Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent or such Merger Sub, enforceable against Parent or such Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.3.            No Conflict.  Except as set forth in Section 6.3 of the Disclosure Schedule, the execution, delivery, and performance by Parent and each of the Merger Subs of this Agreement, and any Ancillary Agreement to which Parent or a Merger Sub is a party, and the consummation by Parent and each of the Merger Subs of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or either Merger Sub is subject, (ii) violate any provision of the charter, the regulations or other organizational documents of Parent or either Merger Sub or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, require the consent of any third party under or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or either Merger Sub or give to others any rights therein under any Contract to which Parent or either Merger Sub is a party or by which it may be bound or affected; except, in the case of clauses (i) and (iii), for violations that, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4.            Consents.  Except as set forth in Section 6.4 of the Disclosure Schedule, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or either Merger Sub in connection with the execution, delivery and performance by Parent and the Merger Subs of this Agreement or any Ancillary Agreement to which Parent or a Merger Sub is a party or the taking by Parent or a Merger Sub of any other action contemplated hereby or thereby.

Section 6.5.            Brokers.  Other than Oppenheimer & Co., Inc. (whose fees will be paid by Parent), neither Parent nor either Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from ED&F or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.6.            SEC Filings.

(a)           Parent has filed and furnished in a timely manner all filings, reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Documents, including each Parent SEC Document filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Parent Material Adverse Effect.

(c)           Neither Parent nor a Merger Sub nor any of their respective directors or officers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

(d)           Parent and the Merger Subs maintain a system of internal accounting controls sufficient, with respect to the operations of Parent and the Merger Subs as of the date hereof, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 6.7.            Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”), of which 28,750,000 shares of Parent Common Stock, no shares of Parent Preferred Stock, and 45,214,286 Warrants to purchase Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.  Immediately following the Closing, the authorized capital stock of Parent shall consist of 235,000,000 shares of Parent Common Stock, of which 175,000,000 shares are designated Class A Common Stock and 60,000,000 shares are designated as Class B Common Stock and 40,000,000 shares of preferred stock, par value $0.0001 per share, of which 30,000,000 shares are designated as Series A Preferred Stock.

(b)           Parent owns all of the issued and outstanding membership interests in each of the Merger Subs.  Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or a Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or a Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein.  The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of either Parent or a Merger Sub, other than Encumbrances created by an ED&F Party.  There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or a Merger Sub on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary of Parent or a Merger Sub.  Other than as listed in Section 6.7(b) of the Disclosure Schedule, neither Parent nor a Merger Sub owns, directly or indirectly, any stock of or any other equity interest in any other Person.  All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c)           The shares of Parent Common Stock and the shares of Parent Series A Preferred Stock to be issued to Holdings pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d)           Except for rights of holders of Parent Common Stock to convert their shares of Parent Common Stock into cash held in the Trust Account (all of which rights will expire upon the consummation of the Closing), there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 6.8.            Liabilities and Obligations.  There exist no liabilities or obligations of Parent or a Merger Sub that are required by GAAP to be disclosed, reflected or reserved against in the financial statements of Parent included in the Parent SEC Documents except (i) liabilities provided for or otherwise disclosed in Parent SEC Documents filed prior to the date hereof, (ii) for items specifically set forth in or which would reasonably be expected to occur or arise out of the matters disclosed in the Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007, (iv) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby and (v) for liabilities that would not reasonably be expected to have a Parent Material Adverse Effect.  Each of the Merger Subs has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement and the Ancillary Agreements.

Section 6.9.            Absence of Certain Changes or Events.  Except as set forth in the Parent SEC Documents, since December 31, 2007, Parent and the Merger Subs have conducted business only in the ordinary course of business consistent with past practice and there has been no Parent Material Adverse Effect, nor has any event or circumstance occurred that would reasonably be expected to have a Parent Material Adverse Effect.  Without limiting the foregoing, since December 31, 2007, there has not occurred any action, event, development, occurrence or failure to act that, if it had occurred after the date hereof, would have required the consent of ED&F pursuant to Section 7.2.

Section 6.10.          Litigation.  Except as set forth in the Parent SEC Documents, as of the date hereof, there is no Legal Proceeding pending or, to Parent’s Knowledge, overtly threatened, against Parent or a Merger Sub or any of their Affiliates at law, in equity or otherwise, in, before, or by, any Governmental Authority, other than which would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Parent or a Merger Sub except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.11.          Compliance with Laws.  Except as set forth in the Parent SEC Documents, the business of Parent and the Merger Subs is being conducted in accordance with all applicable Laws, except for such violations of Law which, individually or in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.  Since the date of formation of Parent, neither Parent nor a Merger Sub has received any written notice of any violation of Law, except for such violations of Law which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  All Governmental Actions/Filings required by Parent and the Merger Subs have been obtained and are in full force and effect and are being complied with in all respects except for such which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.12.          Employee Benefit Plans.  Parent, the Merger Subs and their ERISA Affiliates do not maintain, sponsor or contribute to, and have no liability under or with respect to, any Plan and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with another event, such as termination of employment or other services) (i) result in any payment or benefit becoming due to any current or former stockholder, director, agent, consultant or employee of Parent or a Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such payments or benefits.

Section 6.13.          Employee Relations.

(a)           Neither Parent nor either Merger Sub is (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in, or to Parent’s Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement to which Parent or a Merger Sub is a party, and neither Parent nor either Merger Sub has experienced any work stoppage during the last three years.

(b)           Parent and both Merger Subs have been and are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, age, race, sex and disability discrimination, immigration control, and the payment and withholding of Taxes, and have not been and are not engaged in any unfair labor practice.  Except for claims which, individually or in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect, there are no outstanding claims against Parent or a Merger Sub (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of Parent or a Merger Sub on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and neither Parent nor a Merger Sub is aware of any such claims which have not been asserted.  No person (including any governmental body) has asserted or threatened any claims against Parent or a Merger Sub under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices, which claims would reasonably be expected to have a Parent Material Adverse Effect.

(c)           Except as would not have, or reasonably be expected to have, a Parent Material Adverse Effect, Parent and the Merger Subs have properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to Parent and the Merger Subs.

Section 6.14.          Restrictions on Business Activities.  Since their organization, neither Parent nor either Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or either Merger Sub or to which Parent or either Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or either Merger Sub, any acquisition of property by Parent or either Merger Sub or the conduct of business by Parent or either Merger Sub as currently conducted other than such effects, individually or in the aggregate, which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.15.          Title to Property.  Neither Parent nor a Merger Sub owns or leases any real property or personal property.  There are no options or other contracts under which Parent or a Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

Section 6.16.          Agreements, Contracts and Commitments.

(a)           Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no Contracts, to which Parent or either Merger Sub is a party or by or to which any of the properties or assets of Parent or either Merger Sub may be bound, subject or affected, which either (a) create or impose a liability greater than $100,000, or (b) may not be cancelled by Parent or either Merger Sub on 30 days’ or less prior notice (“Parent Contracts”).  All Parent Contracts are listed in Section 6.16 of the Disclosure Schedule other than those that are exhibits to the Parent SEC Documents.

(b)           Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course of business.  True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore delivered to ED&F.

(c)           Assuming due authorization, execution and delivery by the other parties thereto, each Contract listed in Section 6.16 of the Disclosure Schedule is valid and is binding on Parent or Merger Sub, as applicable, and, to Parent’s Knowledge, each other party thereto and is in full force and effect.  Except as set forth in Section 6.16 of the Disclosure Schedule, neither Parent nor either Merger Sub nor, to Parent’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of, nor has either Parent or either Merger Sub received any notice of any material default or breach under, any such Contract, and, to Parent’s Knowledge, no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration, or termination of any such Contract or the loss of any material benefit thereunder.  Parent has delivered or made available to ED&F copies of all of the Contracts listed in Section 6.16 of the Disclosure Schedule that are true, correct and complete in all material respects, together with all material amendments thereto.

Section 6.17.          Insurance.  Neither Parent nor either Merger Sub maintains any insurance policy other than a directors’ and officers’ liability insurance policy.  Except as set forth in Section 6.17 of the Disclosure Schedule: (a) there are no outstanding claims as of the date hereof under such policy that relate to Parent or any Merger Sub; (b) there are no premiums or material claims due under such policy which remain unpaid and such policy is not subject to any retroactive, retrospective or other similar type of premium adjustment; and (c) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, such policy has been received.

Section 6.18.          Indebtedness.  Neither Parent nor either Merger Sub has any Indebtedness.

Section 6.19.          OTC Bulletin Board Quotation.  Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”).  Parent is in compliance with the requirements of the OTCBB for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTCBB.  The Transactions contemplated by this Agreement will not contravene the rules and regulations of OTCBB.

Section 6.20.          Board Approval.  The board of directors of Parent and the comparable governing bodies of the Merger Subs (including any required committee or subgroup of such board of directors or governing bodies) have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of Parent and the members of each Merger Sub and (iii) determined that the fair market value of the Transferred Companies is equal to at least 80% of Parent’s net assets (including the Trust Account).

Section 6.21.          Trust Account.  As of the date hereof, Parent has, and as of the Closing Date Parent will have, no less than $138,000,000 in the Trust Account, invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty days or less, or any open ended investment company registered under the Investment Company Act of 1940, as amended, that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency.  There are no claims or proceedings pending or, to Parent’s Knowledge, threatened with respect to the Trust Account.

Section 6.22.          Transactions with Related Parties.

(a)           Except as set forth in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or either of the Merger Subs, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)           There are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and the Merger Subs, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 6.23.          Taxes.  Except as set forth in Section 6.23 of the Disclosure Schedule:

(a)           All income, franchise and all other material Tax Returns required to be filed by or with respect to Parent or either Merger Sub have been filed in a timely manner (within any applicable extension periods).  All such Tax Returns were true, correct and complete in all material respects when filed.

(b)           All material Taxes due and payable for or with respect to Parent, Terminal Merger Sub or Feed Merger Sub (whether or not shown as due and payable on a particular Tax Return) have been duly and timely paid or caused to be paid in full.  Parent and each Merger Sub have complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods not closed by the applicable statute of limitations under all applicable Laws.  No deficiency for any material amount of Taxes has been assessed with respect to either of Parent or a Merger Sub that has not been abated or paid in full or contested in good faith and pursuant to appropriate proceedings or adequately provided for on their financial statements.  There are no Encumbrances, other than Permitted Encumbrances, on any of the assets of Parent or either Merger Sub that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)           Neither Parent nor either Merger Sub (i) has been a member of an affiliated group filing consolidated federal income Tax Returns, (ii) has any liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), or (iii) is a party to any agreement or arrangement with any person or entity pursuant to which Parent or either Merger Sub would have an obligation with respect to Taxes of another person or entity following the Closing.

(d)           Neither Parent nor either Merger Sub, has: (i) as of the date hereof been notified in writing that any of its Tax Returns is currently under audit by any taxing authority or that such a taxing authority intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to Parent’s Knowledge, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force.  No claim has been made in writing by a taxing authority in a jurisdiction where Parent or either Merger Sub does not file a particular Tax Return such that the Parent or such Merger Sub is or may be subject to taxation by that jurisdiction.

(e)           Neither Parent nor either Merger Sub, nor any other Person on behalf of the Parent or such Merger Sub, has (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method and, to Parent’s Knowledge, no taxing authority has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing, or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing.

(f)            Neither Parent nor either Merger Sub is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).  Parent has not engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

(g)           Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)           Each Merger Sub qualifies and has always qualified as an entity disregarded from Parent for U.S. federal income tax purposes under Treasury Regulations section 301.7701-(3)(b)(ii).

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1.            Access and Information.

(a)           From the date hereof until the Closing, the ED&F Parties shall, and shall cause each of the Transferred Companies to, permit Parent and the Merger Subs and their financing providers, if any, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable notice, to the Transferred Companies’ properties and facilities relating to the Business; provided, however, that no such access shall be granted to permit Parent or a Merger Sub or their respective Affiliates, advisers and other representatives to conduct any Phase II environmental site investigations or similar environmental sampling activities at, on, or under the Transferred Companies’ properties and facilities.  From the date hereof until the Closing, Parent and the Merger Subs shall permit ED&F and its advisors and other representatives to have reasonable access, during business hours and upon reasonable notice, to Parent’s and the Merger Subs’ properties and facilities.  ED&F shall furnish, or cause to be furnished, to Parent and either Merger Sub any financial and operating data and other information (including Tax information) that is available with respect to the Business as Parent shall from time to time reasonably request, subject to any applicable Law, attorney-client privilege, or contractual restriction.  Except to the extent provided in this Agreement or disclosed in the Disclosure Schedule, no information provided to or obtained by Parent pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Parent (including Parent’s right to seek indemnification pursuant to ARTICLE X), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.  Parent and each Merger Sub shall furnish or cause to be furnished to ED&F any financial and operating data and other information (including Tax information) as ED&F shall from time to time reasonably request, subject to any applicable Law, attorney-client privilege and Parent’s and the Merger Subs’ contractual obligations.  The parties hereto shall in good faith cooperate with each other to develop, including during the period prior to Closing, the transition and migration plan for the services contemplated by the Shared Services Agreement.

(b)           All information provided to or obtained by Parent heretofore or hereafter, including pursuant to clause (a) of this Section 7.1, shall be held in confidence by Parent in accordance with and subject to the terms of the Confidentiality Agreement, dated February 12, 2008, between Parent and ED&F (the “Confidentiality Agreement”).

Section 7.2.            Conduct of Business by the Transferred Companies, Parent and the Merger Subs.  Prior to the Closing, and except as otherwise contemplated by this Agreement or any Ancillary Agreement, set forth in Section 7.2 of the Disclosure Schedule or consented to or approved by Parent or ED&F (as applicable), each of Parent, the Merger Subs and the ED&F Parties covenants and agrees that it shall, and, in the case of ED&F, shall cause each of the Transferred Companies to, operate its business (in the case of Parent and the Merger Subs) or the Business (in the case of the ED&F Parties) in the ordinary course of business and use commercially reasonable efforts to preserve the properties, business, operations (including officers and employees), goodwill and relationships with suppliers and customers of its business (in the case of Parent and the Merger Subs) or the Business (in the case of the ED&F Parties) and shall not undertake any of the following with respect to its business (in the case of Parent and the Merger Subs) or any Transferred Company or the Business (in the case of the ED&F Parties):

(a)           sell, transfer or otherwise dispose of its material assets, except, in the ordinary course of business consistent with past practice, or create any Encumbrance on any of its material assets, except for Permitted Encumbrances;

(b)           create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise), or discharge or satisfy, any Indebtedness in excess of $1,000,000;

(c)           issue, sell, or agree to issue, sell, or create any Encumbrance on, (i) any shares of its capital stock or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock except for any such sales to a Transferred Company;

(d)           enter into any lease (as lessee or lessor) of real or personal property or any renewals thereof involving a rental obligation exceeding $500,000 per annum per any such lease, and $5,000,000 per annum in the aggregate;

(e)           except as required pursuant to Contracts existing and in force prior to the date of this Agreement described in Section 5.12 of the Disclosure Schedule or as otherwise required by applicable Law, (i) grant any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any executive officer or employee; except increases in salaries for employees other than executive officers in the ordinary course of business consistent with past practice, or (ii) grant any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of the executive officers or employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan, except, in each such case, in the ordinary course of business and consistent with past practice and, provided, that such increase or additional benefits shall not impact the compensation of executive officers in a manner that is disproportionate to the effect on other employees;

(f)            make any new commitment or increase any commitment for Capital Expenditures, which would result in aggregate Capital Expenditures for the period from November 1, 2008 through the last day of the month in which such commitment or increase is made to exceed 156.25% of the Budgeted Capital Expenditures set forth on Annex C hereto with respect to such period;

(g)           except for (i) transactions, Contracts or commitments of the type described in Section 7.2(p) and (ii) any transaction, Contract or commitment which is merely an extension or continuation of any existing transaction, Contract or commitment, enter into any transaction, Contract or commitment that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (in the case of the Transferred Companies, as if the Securities Act were applicable to them);

(h)           enter into any material transaction, Contract or commitment outside the ordinary course of business, materially modify any material Contract, waive or permit the loss of any Permit or right of substantial value or cancel any material debt or claim, except, in each case, in the ordinary course of business consistent with past practice;

(i)            sell, assign, transfer, license or convey any material Intellectual Property, other than as set forth in Section 7.12;

(j)            enter into or agree to enter into any merger or consolidation with any corporation or other entity, engage in any new lines of business or make a material investment in, make a loan, advance or capital contribution in a material amount to, or otherwise acquire a material amount of the securities of any other Person (other than securities held for cash management purposes), in each case outside the ordinary course of business or for consideration in excess of $1,000,000;

(k)           change or modify its credit, collection or payment policies or procedures as in effect on the date hereof in a manner materially adverse to it or its business;

(l)            except as required by Law or applicable accounting principles (including GAAP or accounting principles required under the laws of jurisdiction of organization of the Transferred Company), change its accounting principles, methods, policies and procedures;

(m)          fail in any material respect to maintain its books of account and records consistent with its past practices;

(n)           except as may be required by Law, including as a result of a change in Laws, or in the ordinary course of business based on past practice, make or change any material election with respect to Taxes, change any Tax accounting period, change any method of Tax accounting, file any amendment to any Tax Return, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, adoption, filing, amendment, agreement, settlement, surrender, consent or action or omission could reasonably be expected to have the effect of materially increasing the Tax liability of Parent, a Merger Sub or any Transferred Company after the Closing Date;

(o)           amend its organizational documents (other than immaterial technical changes);

(p)           purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent, the Merger Subs or any Transferred Company; provided that Parent may repurchase or redeem outstanding warrants to purchase Parent Common Stock (other than from Parent Founder or any officer or director of Parent) for an aggregate purchase price not greater than $15,000,000;

(q)           enter into any transaction, Contract or commitment with ED&F and/or its Subsidiaries (other than the Transferred Companies) regarding the supply of product to the Feed Distribution Business or the use of services of the Bulk Liquid Storage Business, other than on terms consistent with past practice (except for pricing so long as such pricing terms are at prevailing market prices); or

(r)            enter into any Contract with respect to any of the foregoing.

Section 7.3.            Further Actions.

(a)           ED&F and Parent shall cooperate and use commercially reasonable efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither ED&F or any of its Affiliates nor Parent or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver.  ED&F and Parent each shall pay half of all fees associated with such registrations, filings, applications, notices, approvals, orders, qualifications and waivers, including all fees payable in connection with the HSR Filing and any antitrust or competition filings in other jurisdictions, including under Council Regulation No. 139/2004 of the European Community.

(b)           ED&F and Parent shall use commercially reasonable efforts to duly file the HSR Filing no later than the tenth Business Day following the date on which the Proxy Statement is filed with the SEC.  The HSR Filing shall be in substantial compliance with the requirements of the HSR Act.  Each party shall use commercially reasonable efforts to cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, use its commercially reasonable efforts to substantially comply with any requests for additional information or documentary material that may be made under the HSR Act.  Each of Parent and ED&F shall use commercially reasonable efforts to comply as promptly as practicable with the Laws of any other Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with such Governmental Authority is necessary and make any necessary filings, notifications, reports, registrations or declarations with any such Governmental Authority or take any action required by such Governmental Authority as soon as reasonably practicable following the date of filing of the Proxy Statement with the SEC.  Parent and ED&F shall use commercially reasonably efforts to furnish to each other all such information as is necessary to prepare any such registration, declaration or filing.

(c)           Each of Parent and ED&F agrees that it will, if necessary to enable ED&F and Parent to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use commercially reasonable efforts to defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable.  Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or its Affiliates (i) to agree or otherwise become subject to any material limitations on (A) the right of Parent or its Affiliates effectively to control or operate the Business, (B) the right of Parent or its Affiliates to acquire or hold the Business, or (C) the right of Parent to exercise full rights of ownership of the Business and the Transferred Companies or (ii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the assets or operations of the Business, ED&F or any of its Affiliates or Parent or any of its Affiliates.  The parties agree that no representation, warranty or covenant of any of the parties to this Agreement shall be breached or deemed breached as a result of the failure by any party to this Agreement to take any of the actions specified in the preceding sentence.  Without limitation of the foregoing, ED&F, Parent and their respective Affiliates shall not extend any waiting period under the HSR Act or any non-United States foreign antitrust merger control laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

(d)           Each party shall (A) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division or any other Governmental Authority relating to the transactions contemplated hereby and, subject to applicable Law, permit the other party to review in advance and comment upon any proposed written communication to any of the foregoing and (B) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective Affiliates on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(e)           In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Mergers, the Stock Sale or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(f)            Each party shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, to cause the conditions to their respective obligations set forth in Article VIII to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

Section 7.4.            Public Announcements.  Except as otherwise provided herein, the timing and content of all announcements regarding any aspect of this Agreement, the Mergers, the Stock Sale and the other transactions contemplated hereby to the financial community, Governmental Authorities, or the general public shall be mutually agreed upon in advance by ED&F and Parent; provided, however, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law.  Notwithstanding the foregoing, each party shall use commercially reasonable efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.  This Section 7.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD under the Exchange Act, to employees.

Section 7.5.            Tax Matters.

(a)           With respect to the Transferred Companies (i) ED&F shall cause to be prepared and filed all Prior Period Returns and (ii) Parent shall cause to be prepared and filed any Tax Returns for Straddle Periods (“Straddle Period Returns”).  The Prior Period Returns and Straddle Period Returns shall be prepared, where relevant, in a manner consistent with the Transferred Companies’ past practices except as otherwise required by applicable Law.  If any Prior Period Returns are due after the Closing and if ED&F is not authorized to file such Prior Period Returns by applicable Law, ED&F shall submit drafts of such returns to Parent at least 30 days prior to the due date of any such Tax Return, provided, however, that to the extent any such Prior Period Return could materially increase the Tax liability of the Transferred Companies or their Affiliates for periods beginning after the Closing Date, the draft of any such Prior Period Return shall be subject to Parent’s review and approval, which approval shall not be unreasonably withheld or delayed; provided, further, that ED&F shall pay the excess of the amount shown to be due on such Prior Period Return over the amount of Tax taken into consideration in determining Stock Sale Closing Date Net Indebtedness and Merger Closing Date Net Indebtedness to Parent no less than three days prior to the due date of such Prior Period Return.  Any dispute between the parties shall be resolved in accordance with procedures similar to those set forth in Section 2.9(c)(ii) and Section 3.2(c)(ii).

(b)           To the extent permitted by applicable Law or administrative practice, the taxable year of any Transferred Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date.  In the case where applicable Law does not permit a Transferred Company to treat the Closing Date as the last day of the taxable year or period, and to determine the responsibility for Taxes attributable to the Transferred Companies for a Straddle Period under this Agreement, the portion of any such Taxes that are allocable to the ED&F shall:  (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) other than Transfer Taxes (as defined below), be deemed equal to the amount that would be payable if the taxable year ended at the end of the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of any of the Transferred Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis (including depreciation and amortization deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount of such capital thereof required to be allocated under this Section 7.5(b) shall be computed by reference to the amount shown on any relevant Tax Return.  Parent shall be responsible for all other Taxes attributable to a Straddle Period.  Parent shall provide to ED&F all Straddle Period Returns (including a computation of the portion of the Tax shown on such Tax Return that Parent believes is the responsibility of ED&F (“ED&F’s Portion”)) within 30 days of the due date for such returns, including extensions, for ED&F’s review and approval, which shall not be unreasonably withheld or delayed.  ED&F shall pay the excess of ED&F’s Portion (or in the case of a dispute, the undisputed amount of the ED&F’s Portion) over the amount of Tax taken into account in determining Merger Closing Date Net Indebtedness and the

Stock Sale Closing Date Net Indebtedness to Parent no later than three Business Days prior to the due date of any Straddle Period Return.  If the parties hereto cannot resolve any disputed item, the item in question shall be resolved in accordance with procedures similar to those set forth in Section 2.9(c)(ii) and Section 3.2(c)(ii).  If the Accounting Firm is unable to make a determination with respect to any disputed issue within three Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then Parent may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without ED&F’s consent.  Notwithstanding the filing of such Tax Return, the Accounting Firm shall make a determination with respect to any disputed issue, and the amount of Taxes for which ED&F is responsible shall be as determined by the Accounting Firm (less any amount previously paid by ED&F with respect to such Tax Return).  No later than three days after the Accounting Firm’s determination, ED&F shall pay Parent in immediately available funds the amount of ED&F’s additional Tax liability as determined by the Accounting Firm.  No payment pursuant to this Section 7.5(b) shall excuse ED&F from its indemnification obligations pursuant to Section 10.2(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the Straddle Period that are the responsibility of ED&F exceeds the amount of ED&F’s payment under this Section 7.5(b).

(c)           Parent shall promptly notify ED&F following receipt of any notice of audit or other proceeding relating to any of the Prior Period Returns or Straddle Period Returns or any other federal, state, foreign or local corporation income or franchise Tax Return of any Transferred Company filed on or before the Closing Date; provided, however, that the failure of Parent to give ED&F prompt notice as provided herein shall not relieve ED&F of its indemnification obligations hereunder except to the extent that ED&F is actually and materially prejudiced thereby.  ED&F shall have the right to control any and all audits or other proceedings relating to any Prior Period Return other than any such audit or proceeding that could result in a Loss to a Parent Indemnified Party that would not be indemnifiable pursuant to this Agreement (as determined in good faith by ED&F and Parent, in which case Parent shall agree in writing to forego the amount of any indemnity claim against any ED&F Party that would not otherwise have been indemnifiable pursuant to this Agreement, after a final determination in respect of such audit or proceeding had ED&F controlled such audit or proceeding ); provided, however, that ED&F shall not settle, compromise or concede any such audit or proceeding without the written consent of Parent (whose consent shall not be unreasonably withheld or delayed) if such settlement, compromise or concession involves an issue that recurs in taxable periods of Parent (or any of its Affiliates) or any of the Transferred Companies or could increase by more than $10,000 the Tax liability of Parent (or any of its Affiliates) or any of the Transferred Companies for any taxable period ending after the Closing Date.  Parent shall have the right to control any and all audits or other proceedings relating to any Tax Return required or permitted to be filed for taxable periods that end after the Closing Date, including any Straddle Period Return; provided, however, that Parent shall not settle, compromise or concede any such audit or proceeding without the prior written consent of ED&F (whose consent shall not be unreasonably withheld or delayed) if such settlement, compromise or concession could increase by more than $10,000 the Tax liability of ED&F (or any of its Affiliates) or any of the Transferred Companies for any Straddle Period or any taxable period ending on or prior to the Closing Date.

(d)           Any Tax sharing agreement in effect at the Closing Date shall be terminated as of the Closing Date as to the Transferred Companies, and no additional amounts shall be due from or due to the Transferred Companies after the Closing Date pursuant to any Tax sharing agreement and the Transferred Companies shall not have any liability in respect of such agreement.

(e)           The parties hereto shall preserve and cause to be preserved all information, Tax Returns, books, records and documents relating to any Tax liability with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.  The parties hereto shall furnish or cause to be furnished to each other (and to each other’s accountants and attorneys), upon request, as promptly as practicable, such information and assistance relating to the Transferred Companies or the Business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return (each, a “Tax Proceeding”), including the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material so provided.

(f)            On or prior to the Closing Date, ED&F shall file (or cause to be filed) one or more elections under Treasury Regulation Section 301.7701-3(c)(1)(i) to treat each of the Purchased Companies (other than ED&F Man Liquid Products Inc.) as a pass-through entity for U.S. federal income tax purposes, which election shall be effective no later than the date which is two days prior to the Closing Date.  ED&F shall use commercially reasonable efforts to continue ED&F Man Liquid Products Inc. into the Canadian provincial jurisdiction of Nova Scotia and to convert such entity into an unlimited liability company prior to the Closing, and shall file (or cause to be filed) the election described in the prior sentence to treat such unlimited liability company as a pass-through entity for U.S. federal income tax purposes.  ED&F and Parent shall cooperate to determine whether to complete and file an election under Treasury Regulations section 301.7701-3(c)(1) to treat Champion Liquid Feeds Pty. Ltd. as a pass-through entity for U.S. federal income tax purposes within seventy (70) days of the Closing Date and, if agreed, procure all necessary signatures and file such an election with an effective date no later than two days prior to the Closing Date.

(g)           The parties shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, transfer gains or similar taxes which become payable in connection with the Mergers or the Stock Sale pursuant to this Agreement (collectively, “Transfer Taxes”).  The parties further agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed.  Parent will supply ED&F with all necessary documentation and forms that are needed to support the qualification of the Mergers as reorganizations under Section 368(a)(1)(A) of the Code.  From and after the date of this Agreement each of the Parties will, and will cause its Affiliates to, (i) act in a manner consistent with the treatment of the Mergers contemplated by this Agreement as reorganizations under Section 368(a)(1)(A) of the Code and (ii) consistently take the position on all Tax Returns, before any taxing authority, and in any judicial proceeding, that the Mergers contemplated by this Agreement qualify as reorganizations under Section 368(a)(1)(A) of the Code.

(h)           On or prior to the Closing Date, the boards of directors of each of Parent, the Merger Subs, and ED&F shall adopt this Agreement as a “Plan of Reorganization” within the meaning of Treasury Regulation Section 1.368-3(a).

(i)            Unless specific written consent is provided by ED&F (which consent shall not be unreasonably withheld or delayed), (a) the Merger Subs shall continue to be treated as disregarded from Parent for U.S. federal income tax purposes for two (2) years following the Closing Date and (b) Parent shall take no action that would cause the Mergers to fail to meet the “continuity of enterprise” requirement of Treasury Regulation Section 1.368-1(d) as interpreted under applicable Law.

(j)            Prior to the Closing, Holdings shall deliver to Parent (i) a duly and properly executed certification of non-foreign status executed by Holdings, in form and substance consistent with Treasury Regulations section 1.1445-2(b) stating that Holdings is not a “Foreign Person” as defined in section 1445 of the Code (it being understood and agreed by the parties that the failure to provide such certificate shall result in Parent and/or a Merger Sub withholding (or causing to be withheld) under Section 1445 of the Code).

(k)           ED&F shall provide (or shall cause the applicable Transferred Company to provide) to Parent a copy of any income Tax Return filed by a Transferred Company from the date hereof until the Closing Date no later than five (5) Business Days after the filing of any such Tax Return.

(l)            If Parent or any Affiliate of Parent (including the Transferred Companies) receives any refund or credits of any Taxes attributable to any period ending on or prior to the Closing Date or any Straddle Period (to the extent such Taxes would be allocated to the portion of the Straddle Period ending on the Closing Date in accordance with Section 7.5(b)) of any Transferred Company, Parent shall promptly pay to ED&F the amount of any such refund or credits of Taxes (including any interest received or credited in respect thereof reduced by reasonable direct expenses or costs incurred in obtaining the refund), except to the extent such refund relates to or is attributable to the carryback of any credit, loss, deduction or other Tax items arising in any period beginning after the Closing Date or any Straddle Period to the extent such item would be allocated to the portion of the Straddle Period ending after the Closing Date in accordance with Section 7.5(b).  Notwithstanding the preceding sentence, any refunds or credits of Taxes taken into account in determining Merger Closing Date Net Indebtedness or Stock Sale Closing Date Net Indebtedness shall remain the property of the Transferred Companies and not be payable to ED&F under this Section 7.5(l).  For purposes of this Section 7.5(l), the term “refund” shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash.

(m)          In respect of the sale of the shares of ED & F Man Liquid Products Inc. (or a successor entity) in accordance with Section 3.1:

(i)            each of the Purchased Company Parents of ED & F Man Liquid Products Inc. will apply as soon as possible to the Canada Revenue Agency for a tax clearance certificate pursuant to subsection 116(1) of the Income Tax Act (Canada);

(ii)           each of the Purchased Company Parents of ED & F Man Liquid Products Inc. will provide to Parent and the relevant Buying Subsidiary within 20 Business Days from the date of this Agreement reasonably available (A) evidence that each such Purchased Company Parent is resident in a jurisdiction which has entered into a bilateral tax treaty with Canada, and (B) evidence that the shares of ED & F Man Liquid Products Inc. (or a successor entity), on Closing, will not derive the greater part of their value from immovable property situated in Canada (excepting immovable property in which the business of ED & F Man Liquid Products Inc. (or a successor entity) is carried on).

(iii)          to the extent Parent is satisfied, acting reasonably and in good faith, with the evidence provided pursuant to clause (ii) so that subsection 116(5.01) of the Income Tax Act (Canada) can apply to the sale of the shares in ED & F Man Liquid Products Inc. (or a successor entity), the relevant Buying Subsidiary shall refrain from withholding any amount from the Estimated Stock Sale Purchase Price payable for such shares; and

(iv)          in the event Parent is not satisfied, acting reasonably and in good faith, with the evidence provided pursuant to clause (ii), Parent will give notice to that effect to ED&F not less than 20 Business Days prior to Closing, whereupon the Parent, the relevant Buying Subsidiary and ED&F will negotiate in good faith and, to the extent a tax clearance certificate pursuant to subsection 116(1) of the Income Tax Act (Canada) has not been issued prior to the Closing, will enter into an escrow agreement to govern the escrow, investment, remittance and release of any withheld funds.  In no event will any amount withheld in connection with section 116 of the Income Tax Act (Canada) exceed 25% of the Purchase Price allocable to the shares of ED & F Man Liquid Products Inc. (or a successor entity).  In no event will any amount be remitted to the Canada Revenue Agency which is in excess of the minimum amount required by law or at a time prior to the due date imposed under applicable law, as modified by administrative practice (including by a comfort letter issued by the Canada Revenue Agency).

Section 7.6.            Foreign Transfer Agreements.  As promptly as practicable after the date hereof, the ED&F Parties, on the one hand, and Parent and the Merger Subs, on the other hand, shall cooperate in good faith and use their commercially reasonable efforts to cause the Foreign Transfer Agreements to be prepared and, prior to or on the Closing Date, executed by the applicable ED&F Party or Affiliate thereof and Parent or an Affiliate of Parent designated for such purpose by Parent (a “Buying Subsidiary”).  The parties agree that (i) the Foreign Transfer Agreements are not intended to expand or limit the rights and obligations of the ED&F Parties or their Affiliates, on the one hand, and Parent, either Merger Sub and any Buying Subsidiary on the other hand, beyond those provided for in this Agreement, and (ii) except as may be required by Law, the Foreign Transfer Agreements shall not provide any rights or obligations of the ED&F Parties or their Affiliates, or Parent or the Buying Subsidiaries, in addition to those that are provided in this Agreement.  The parties further agree that the Foreign Transfer Agreements shall allocate the Estimated Stock Sale Consideration and the Final Stock Sale Adjustment Amount in accordance with Section 3.3 and that, if there is an adjustment to the payment made on account of the Unadjusted Stock Sale Purchase Price under Section 3.2 which relates to a part of the capital stock of a Transferred Company that is the subject of a Foreign Transfer Agreement, then, if required to implement the adjustment and so far as permissible under the Law of the relevant jurisdiction, ED&F or the relevant Purchase Company Parent and Parent or the relevant Buying Subsidiary shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.  In the event of any conflict between the terms of the Foreign Transfer Agreements and this Agreement, the parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the parties shall deliver such additional instruments as may be reasonably necessary to accomplish the foregoing, so far as permissible under the Law of the relevant jurisdiction.  The ED&F Parties shall not bring any claim against Parent or any Buying Subsidiary, and Parent and the Buying Subsidiaries shall not bring any claim against any ED&F Party, in respect of or based upon the Foreign Transfer Agreements except to the extent necessary to implement any transfer of a Transferred Company in accordance with this Agreement.

Section 7.7.            Consents and Waivers.  The ED&F Parties and Parent shall use (and the ED&F Parties shall cause each of the Transferred Companies to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices required to consummate, or in connection with, the transactions contemplated by this Agreement (except for such matters covered by Section 7.3 and except for such consents, waivers and approvals as may be required from Affiliates of ED&F, which shall be obtained immediately prior to the Closing Date).  Any such consents, waivers, approvals and notices shall be in form and substance reasonably satisfactory to ED&F and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party promptly after receipt thereof, and copies of such notices shall be delivered to the other party promptly after the making thereof.  Any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by Parent; provided however, that any such costs shall be borne by Parent only after the Closing.  In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 7.8.            Post-Closing Obligations of Parent and the Surviving LLCs to Certain Employees.

(a)           Parent shall, or shall cause its Affiliates to, continue to provide the Transferred Employees, during the period commencing at the Effective Time and ending on the first anniversary of the date of this Agreement (or such earlier date as the applicable Transferred Employee’s employment terminates), with annual base pay, annual bonus opportunities and benefits that are no less favorable in the aggregate than those provided by the applicable Transferred Company immediately prior to the Effective Time; provided, however, that Parent and its Affiliates shall not be required to provide equity-based compensation to the Transferred Employees.  Notwithstanding the foregoing, Parent and/or its Affiliates shall have the same right to amend, modify or terminate any such base pay, bonus, benefit or other compensatory arrangement after the Effective Time as the applicable Transferred Company had under the terms of the applicable plan or under applicable Law.  Parent shall or shall cause its Affiliates to credit Transferred Employees for services performed with the Transferred Companies or their Affiliates on and prior to the Effective Time for purposes of vesting, eligibility and benefit accrual (or calculation of compensation and benefits to the extent service is taken into account under the applicable plan or agreement) (including for purposes of determining an individual’s paid time off, severance as set forth in Section 7.8(b), short-term and long-term disability benefits, matching or other employer-provided credits or contributions under any tax qualified defined contribution retirement plan, and payments or benefits under any loyalty award program (or similar program) (but not for purposes of benefit accrual under a defined benefit pension plan) under any applicable Plan including any Plan sponsored by Parent that is a tax-qualified pension plan, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits to any Transferred Employee with respect to the same period of service for such Transferred Employee.

(b)           Parent shall or shall cause its Affiliates to provide each Transferred Employee whose employment terminates (in a manner that would have entitled such Transferred Employee to severance payments and benefits under any Transferred Company’s applicable severance plan as in effective on the date of this Agreement as disclosed in Section 7.8(b) of the Disclosure Schedule (the “Severance Plans”)) during the one year period from and after the Closing with severance payments and benefits, calculated based on service earned with the Transferred Companies or any Affiliate, at least equal to the severance payments and benefits such employee would have received under the applicable Transferred Company’s severance plan applicable to such Transferred Employee, but only to the extent such plan is listed in Section 7.8(b) of the Disclosure Schedule and provided further that Parent and/or its Affiliates shall have the same right to amend, modify or terminate such Severance Plans after the Effective Time as the Transferred Company had under the terms of the applicable plan or under applicable Law.

(c)           Parent shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Transferred Employees under any Plan and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing for the calendar year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any analogous Plan.

(d)           The ED&F Parties shall be solely responsible for (i) claims for the type of benefits described in Section 3(1) of ERISA whether or not covered by ERISA (“Welfare Benefits”) that are incurred under any Plans by or with respect to any Transferred Employee or his or her beneficiaries or dependents on or before the Closing Date and (ii) claims relating to continuation coverage under COBRA attributable to “qualifying events” with respect to any Transferred Employee or his or her beneficiaries and dependents that occur on or before the Closing Date.

(e)           Parent and its Affiliates shall be solely responsible for (i) claims for Welfare Benefits that are incurred by or with respect to any Transferred Employee or his or her beneficiaries or dependents after the Closing Date and (ii) claims relating to continuation coverage under COBRA attributable to “qualifying events” with respect to any Transferred Employee or his or her beneficiaries and dependents that occur following the Closing Date.

(f)            For purposes of this Section 7.8, a medical, dental or vision claim shall be considered incurred when the services are rendered, the supplies are provided or medications are prescribed, and not when the condition arose.  A disability claim shall be considered incurred when the disability claim is properly filed.

(g)           Nothing in this Agreement shall restrict the ability of Parent or its Affiliates to terminate the employment of any Transferred Employee for any reason at any time after the Effective Time.  Nothing in this Section 7.8 or any other provision of this Agreement shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement (including any ED&F Plan transferred to Parent or any of its Affiliates) or (ii) limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Transferred Companies) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent or any of its Affiliates (including any ED&F Plan transferred to Parent or any of its Affiliates).

(h)           Prior to the Effective Time, (i) the Transferred Companies shall cause the sponsorship of each of the Plans sponsored or maintained by the Transferred Companies, that are qualified defined benefit pension plans covering Transferred Employees in the U.S. (all of which are set forth in Section 7.8(h) of the Disclosure Schedule and are referred to hereinafter, collectively, as the “Transferred Plans”) to be assumed by ED&F or any of its Affiliates (provided such Affiliate is not a Transferred Company) and (ii) the Transferred Companies shall transfer all assets (or, as applicable, the Transferred Companies’ rights in the trusts holding such assets), liabilities, rights and obligations relating to the Transferred Plans to ED&F or any of its Affiliates (provided such Affiliate is not a Transferred Company).  Prior to the Effective Time, the Transferred Companies shall also cause the transfer of all records, consents and election forms with respect to the Transferred Plans to ED&F or any of its Affiliates (provided such Affiliate is not a Transferred Company).  Prior to the Effective Time, neither ED&F nor any of its

Affiliates will take any action to terminate any of the Transferred Plans pursuant to Section 4041 of ERISA.  From and after the Effective Time, neither Parent nor any of its Affiliates (including the Transferred Companies) shall have any liability under or attributable to the Transferred Plans or any other qualified defined benefit pension plan of ED&F.  ED&F shall take all actions necessary so that each of the Transferred Companies ceases to be a participating employer in the ED&F Man Holdings, Inc. Retirement Income Plan prior to the Effective Time.

(i)            With respect to Transferred Employees who are covered by a collective bargaining agreement listed in Section 5.19(a) of the Disclosure Schedules or any replacement, renewal or extension of any such agreement, Parent agrees to honor or cause to be honored all such agreements and provide such Transferred Employees with compensation and benefits as set forth in such agreements, including benefits under any Multiemployer Plan.

(j)            ED&F shall take, or cause to be taken, all such action as may be necessary so that effective at or prior to the Effective Time, (i) either (A) Westway Terminal or Westway Feed shall become the plan sponsor of the tax qualified defined contribution retirement plan in which Transferred Employees in the United States currently participate (the “401(k) Plan”) and, in accordance with section 414(l) of the Code, the assets in the trust of the 401(k) Plan that relate to individuals who are not Transferred Employees shall be transferred from the 401(k) Plan to a new tax qualified defined contribution retirement plan to be established by ED&F or an Affiliate thereof that is not a Transferred Company, or (B) Westway Terminal or Westway Feed shall establish a new tax qualified defined contribution retirement plan substantially similar to the 401(k) Plan and the assets in the trust of the 401(k) Plan that relate to individuals who are Transferred Employees shall be transferred from the 401(k) Plan to such new plan in accordance with section 414(l) of the Code, (ii) the benefit plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance benefits and other group welfare benefits in which the Transferred Employees in the United States currently participate are assumed by one of the Transferred Companies (or substantially similar plans shall be established by a Transferred Company) and (iii) any related third-party administration agreements shall be assigned to or established by a Transferred Company.

(k)           ED&F shall take, or cause to be taken, all such action as may be necessary in accordance with all applicable Law so that effective prior to the Effective Time, (i) either (A) a Transferred Company becomes the plan sponsor of the defined contribution retirement plan in which Transferred Employees in Canada currently participate (the “Canadian Plan”) and, in accordance with applicable law, the assets in the trust of the Canadian Plan that relate to individuals who are not Transferred Employees are transferred from the Canadian Plan to a new defined contribution retirement plan to be established by ED&F or an Affiliate thereof that is not a Transferred Company, or (B) a Transferred Company establishes a new defined contribution retirement plan substantially similar to the Canadian Plan and the assets in the trust of the Canadian Plan that relate to individuals who are Transferred Employees are transferred from the Canadian Plan to such new plan in accordance with applicable law, (ii) the benefit plans that provide life insurance, medical coverage, accidental death and dismemberment insurance, disability and other group welfare benefits in which the Transferred Employees in Canada currently participate are assumed by one of the Transferred Companies (or substantially similar plans are established by a Transferred Company) and (iii) any related third-party administration agreements are assigned to or established by a Transferred Company.

(l)            With respect to Transferred Employees of Agman Holdings Limited (the “UK Employees”), notwithstanding anything to the contrary in this Section 7.8, ED&F and Parent shall take all actions necessary in accordance with all applicable Law so that (i) such employees remain employed by Agman Holdings Limited immediately following the Effective Time, but are seconded to Westway Terminals UK in accordance with the terms of the Shared Services Agreement, (ii) subject to the provision of the Shared Services Agreement, the UK Employees continue to participate in all benefit plans such employees participated in immediately prior to the Effective Time to the extent such plans continue to be maintained by Agman Holdings Limited, provided that following the Effective Time, UK Employees will no longer participate in the Axa PPP UK Medical Insurance Scheme maintained by Agman Holdings Limited but will instead participate in a substantially similar plan established by Parent or one of its Affiliates to be effective as of the Effective Time and (iii) any automobile lease used by UK Employees immediately prior to the Effective is transferred to Parent or one of its Affiliates as of the Effective Time for use by such employees following the Effective Time.

(m)          With respect to Transferred Employees of ED&F Man Holdings BV (the “Netherlands Employees”), notwithstanding anything to the contrary in this Section 7.8, ED&F and Parent shall take all actions necessary in accordance with all applicable Law so that (i) such employees remain employed by ED&F Man Holdings BV immediately following the Effective Time, but are seconded to Westway Terminals Nederland BV in accordance with the terms of the Shared Services Agreement and (ii) subject to the provisions of the Shared Services Agreements, the Netherlands Employees continue to participate in all benefit plans such employees participated in immediately prior to the Effective Time to the extent ED&F Man Holdings BV continues to maintain such plans.

(n)           With respect to employees of Westway Terminals Danmark ApS (other than any employee listed in Section 7.8(n) of the Disclosure Schedule) (the “Denmark Employees”), notwithstanding anything to the contrary in this Section 7.8, ED&F shall take all actions necessary in accordance with all applicable Law so that (i) the employment of such employees is transferred to Denmark Newco effective at the Effective Time and (ii) the sponsorship (as well as all assets and liabilities) of the pension plans and life insurance plan that Denmark Employees participated in immediately prior to the Effective Time is transferred to Denmark Newco effective as of the Effective Time.  Notwithstanding anything to the contrary in this Section 7.8, Parent shall take all actions necessary in accordance with all applicable Law so that the benefits available to the Denmark Employees immediately prior to the Effective Time are provided by or registered to Denmark Newco following the Effective Time.

(o)           With respect to Westway Terminals Hibernian Limited, notwithstanding anything to the contrary in this Section 7.8, ED&F and Parent shall take all actions necessary in accordance with all applicable Law so that (i) the sponsorship (as well as all assets and liabilities) of all benefit plans maintained by Westway Terminals Hibernian Limited immediately prior to the Effective Time are transferred to, or otherwise assumed by, ED&F or one of its Affiliates (other than a Transferred Company) prior to the Effective Time, and (ii) Westway Terminals Hibernian Limited adopts benefit plans substantially similar to the benefits plans maintained by Westway Terminals Hibernian Limited immediately prior to the Effective Time, with such new plans to be effective immediately following the Effective Time.

(p)           ED&F shall take all actions necessary in accordance with all applicable Law to provide that the employees listed in Section 7.8(p) of the Disclosure Schedule cease to be employees of any of the Transferred Companies prior to the Effective Time.

(q)           With respect to any Transferred Employees that have a right to information and consultation under applicable law due to the transactions contemplated by this Agreement, ED&F and Parent shall use commercially reasonable efforts to cooperate to provide such information and consultation within the applicable time periods.

Section 7.9.            Insurance.  During the period from and after the date hereof until the Effective Time, ED&F shall cause the Transferred Companies to maintain in full force and effect the policies of insurance listed in Section 5.21 of the Disclosure Schedule, subject only to variations required by the ordinary operation of their businesses, or else will obtain, prior to the lapse of any such policy, the same or, if not available upon commercially reasonable economic terms and conditions, substantially similar coverage with insurers of recognized standing and approved in advance writing by Parent, which approval Parent will not unreasonably withhold or delay.  ED&F shall promptly advise Parent in advance in writing of any change of insurer or material change of type of coverage in respect of the policies listed in Section 5.21 of the Disclosure Schedule.

Section 7.10.          Proxy Statement; Parent Stockholders’ Meeting.

(a)           As promptly as practicable after the date of this Agreement, Parent shall prepare and file a proxy statement of Parent with the SEC (as such proxy statement is amended or supplemented, the “Proxy Statement”) for the purpose of soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”).  As promptly as practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”).  Parent shall notify ED&F promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information.  As promptly as practicable after receipt thereof, Parent shall provide ED&F and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing.  Parent shall permit ED&F and its counsel to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with ED&F and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of ED&F, such consent not to be unreasonably withheld or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of ED&F’s failure to consent is ED&F’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein.  Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder.  Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or ED&F, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.  The Proxy Statement will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of:  (i) the adoption of this Agreement and the approval of the transactions contemplated hereby (“Parent Stockholder Approval”); (ii) the change of the name of Parent to “Westway Group, Inc.”; (iii) the amendment and restatement of Parent’s certificate of incorporation in the form attached hereto as Exhibit B; (iv) the issuance and sale of shares of Parent Common Stock to the extent that such issuance requires stockholder approval under the rules of any stock exchange on which Parent’s common stock is or will be listed; (v) the election of the Proposed Initial Directors to serve as the Board of Directors of Parent, effective immediately following the Closing; and (vi) the adjournment of the special meeting and (vii) the adoption of an Equity Incentive Plan, in a form to be agreed upon by Parent and ED&F (the matters described in clauses (i) through (vii), the “Voting Matters”).

(b)           As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transaction and the other Voting Matters.

(c)           Parent shall comply, and ED&F shall provide Parent, as promptly as reasonably practicable, with such information concerning the Transferred Companies reasonably requested by Parent that is necessary for the information concerning the Transferred Companies in the Proxy Statement and the Other Filings to comply, with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting.  Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Transferred Companies or any other information furnished in writing by ED&F for inclusion in the Proxy Statement).

(d)           Subject to the fiduciary duties of its board of directors, Parent shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Transaction and the other Voting Matters, and shall otherwise use best efforts to obtain the Parent Stockholder Approval.

Section 7.11.          Form 8-K Filings.  Parent and ED&F shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.  Parent and ED&F shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by ED&F and its accountant, (“Transaction Form 8-K”).  Prior to Closing, Parent and ED&F shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”).  Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 7.12.                             Certain Transfers.

(a)                                  Prior to or at the Closing, ED&F shall cause to be transferred or assigned to a Transferred Company (i) all Intellectual Property owned by ED&F or an Affiliate of ED&F (other than a Transferred Company) that is used solely in the Business, (ii) all rights in and to the name “Westway” owned by ED&F or an Affiliate of ED&F (other than a Transferred Company), (iii) each Contract to which ED&F or an Affiliate of ED&F (other than a Transferred Company) is a party that relates solely to the use of Intellectual Property in connection with the Business; provided, however, that upon Closing, ED&F and its Affiliates shall have an “as is,” non-exclusive, fully-paid up, worldwide, sublicenseable license to use the Westway name and any common law trademark rights associated therewith in the same manner as used prior to Closing for twelve (12) months immediately following the Closing Date and (iv) the Contracts or other assets and related liabilities listed in Section 7.12(a) of the Disclosure Schedule.

(b)           Prior to or at the Closing, ED&F shall cause to be transferred or assigned to ED&F or an Affiliate of ED&F that is not a Transferred Company (i) all Intellectual Property that is owned by a Transferred Company and used by ED&F and its Affiliates (other than the Transferred Companies) for purposes unrelated to the Business, (ii) each

Contract to which a Transferred Company is a party that relates to Intellectual Property used by ED&F and its Affiliates (other than the Transferred Companies) for purposes unrelated to the Business and (iii) the Contracts or other assets and related liabilities listed in Section 7.12(b) of the Disclosure Schedule.

(c)           At any time during the 60 days immediately following the date hereof, ED&F may amend:

(i)            Section 7.12(a) of the Disclosure Schedule to (x) add or revise a description therein of any Intellectual Property, Contract or other asset the failure of which description to be included therein, or the failure of which description to be so revised, would cause the representation and warranty in the second sentence of Section 5.7 to be inaccurate, or (y) remove or revise the description therein of any Intellectual Property, Contract or other asset if the inclusion of or failure to revise such description would result in the transfer or assignment to a Transferred Company of any Intellectual Property, Contract or other asset that does not constitute a part of the Business as of the date hereof; or

(ii)           Section 7.12(b) of the Disclosure Schedule to remove or revise the description therein of any Intellectual Property, Contract or other asset the inclusion of which description, or the failure of which description to be so revised, would cause the representation and warranty in the second sentence of Section 5.7 to be inaccurate.

For all purposes of this Agreement, including for purposes of (1) determining the fulfillment of the condition precedent set forth in Section 8.2(a) and (2) Section 10.2, any such amendment shall be given effect as if it had been made on the date hereof.

Section 7.13.          No Claim Against Trust Account.  Notwithstanding anything else in this Agreement, the ED&F Parties acknowledge that they have read Parent’s final prospectus dated May 24, 2007 (the “Prospectus”) and understand that Parent has established the trust account at First Republic Bank maintained by Continental Stock Transfer & Trust (the “Trust Account”), initially set in the amount of $119,400,000, for the benefit of the stockholders of Parent who purchased shares in Parent’s initial public offering and any of their transferees and that Parent may disburse monies from the Trust Account only (i) to such stockholders in the event of the redemption of their shares or the liquidation of Parent or (ii) to Parent after it consummates an initial Business Combination (as defined in the Prospectus).  Each of the ED&F Parties hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Trust Account Claim”) and hereby waives any Trust Account Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever.  This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 7.14.          Collection of Receivables.  ED&F shall, and shall cause the Transferred Companies to, by letter prepared by Parent or the Surviving LLCs (the “Letter”) and reasonably acceptable to ED&F, authorize, instruct and direct that the account parties of all accounts, notes and receivables (including insurance proceeds) included in the assets of the Transferred Companies (such parties, the “Seller Account Parties”) shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account as Parent or the applicable Surviving LLC shall specify.  If any of the Seller Account Parties remits payments on or after the Closing to an ED&F Party, ED&F shall, and shall cause the other ED&F Parties to, deliver all such payments to Parent or the Surviving LLC or pay to Parent or the applicable Surviving LLC an amount equal to such payments and Parent or the applicable Surviving LLC shall reimburse ED&F for its reasonable expenses directly related thereto. If any Person remits payments on or after the Closing to Parent or any Transferred Company which are not due and payable to a Transferred Company, but are instead due and payable to ED&F or a Subsidiary of ED&F that is not a Transferred Company, Parent shall, and shall cause the Transferred Companies to, deliver all such payments to ED&F or pay to ED&F an amount equal to such payments and ED&F shall reimburse Parent or such Transferred Company for its reasonable expenses directly related thereto.

Section 7.15.          Dividend.  Except as set forth in this Section 7.15, prior to the Closing, Parent shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.  Notwithstanding anything in the previous sentence to the contrary, Parent shall use its best efforts, to the extent permitted under the DGCL and Parent’s certificate of incorporation, to declare and pay a special dividend of $1.00 per share to each holder of Parent Common Stock immediately following the Closing.  Parent has obtained from Parent Founder a waiver of such special dividend and ED&F agrees to waive its rights and shall cause each other Stock Acquiror to waive its rights to receive such special dividend when declared by the board of directors of Parent.

Section 7.16.          Financing.  Each party hereto shall use its commercially reasonable efforts to cause the condition set forth in Section 8.1(f) to be satisfied.

Section 7.17.          Directors and Officers of Parent and the Surviving LLCs.

(a)           Subject to applicable Law, the parties shall take all necessary action to cause (i) each individual listed in Section 2.5 of the Disclosure Schedule under the caption “Feed Surviving LLC” to be elected to hold the Feed Surviving LLC office listed opposite such individual’s name on such Section, (ii) each individual listed in Section 2.5 of the Disclosure Schedule under the caption “Terminal Surviving LLC” to be elected to hold the Terminal Surviving LLC office listed opposite such individual’s name on such Section, (iii) each individual listed on Section 2.6 of the Disclosure Schedule under the caption “Feed Surviving LLC” to be elected to serve as a director of Feed Surviving LLC, and (iv) each individual listed on Section 2.6 of the Disclosure Schedule under the caption “Terminal Surviving LLC” to be elected to serve as a director of Terminal Surviving LLC, in each of the cases of the preceding clauses (i) through (iv), at the time of the Closing.

(b)           Subject to applicable Law, Parent shall take all necessary action to nominate for election to serve as the directors of Parent effective immediately following the Closing the following individuals (collectively, the “Proposed Initial Directors”):

(i)            three individuals designated by ED&F (whom ED&F shall designate in writing to Parent as soon as reasonably practicable after the date hereof); and

(ii)           the three individuals listed in Section 7.17(b) of the Disclosure Schedule; and

(iii)          one individual, designated in writing to ED&F by Parent as soon as reasonably practicable after the date hereof after reasonable consultation with ED&F, who (w) has previously served as a director of a company the shares of which are listed on a national securities exchange or market, (x) is reasonably qualified to serve as a director of Parent, (y) would, upon election, be an “independent director” of Parent as the term “independent director” is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, LLC and (z) is reasonably acceptable to ED&F.

(c)           Subject to applicable Law, Parent shall take all necessary action to nominate for election to serve as the Chief Executive Officer of Parent the individual listed in Section 7.17(c) of the Disclosure Schedule under the caption “Chief Executive Officer of Parent.”

Section 7.18.          OTC Bulletin Board Listing.  Parent shall use its commercially reasonable efforts to continue listing of the Parent Common Stock on the OTCBB, provided, however, that if the lenders under the Parent Credit Facility require that the Parent Common Stock be listed for trading on the Nasdaq Stock Market LLC or the NYSE Alternext US LLC, Parent and ED&F shall use their commercially reasonable efforts to obtain the listing for trading of the Parent Common Stock on the Nasdaq Stock Market, LLC or the NYSE Alternext US LLC.  Subject to the foregoing proviso, if continued listing is not secured by the Closing, the parties shall continue to use their commercially reasonable efforts after the Closing to obtain such listing.

Section 7.19.          Trust Account Disbursement.  The Trust Account shall be disbursed to Parent immediately upon the Closing in an amount not less than $138,000,000, less any payments and reserves contemplated hereby, including as follows:

(a)           Adequate reserves shall be made by Parent for payments to stockholders of Parent electing to convert their shares of Parent common stock into cash as provided in Parent’s Amended and Restated Certificate of Incorporation.

(b)           To the extent permitted under the DGCL and Parent’s certificate of incorporation, adequate reserves shall be made by Parent for payment of the special dividend referred to in Section 7.15.

(c)           All other liabilities of Parent and the Merger Subs due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all

Parent Tax liabilities and the payment at Closing of professional and other fees and expenses related to the transactions contemplated hereby, and adequate reserves shall be made against amounts distributed from the Trust Account therefor.

Section 7.20.          SEC Reports.  Subject to ED&F’s compliance with its obligations under Section 7.10, Parent shall file all Parent SEC Documents required to be filed by it from the date of this Agreement to the Closing Date and shall use its best efforts to do so in a timely manner.  Parent shall cause such Parent SEC Documents (i) to be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) not, at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.21.          Ownership and Acquisition of Parent Common Stock.  No ED&F Party nor any of its Affiliates owns beneficially or of record, and during the period from the date hereof until the Closing, the ED&F Parties shall not, and shall cause their Affiliates not to, purchase or otherwise acquire beneficial or record ownership of, any shares of Parent Common Stock, or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 7.22.          Denmark Newco.  Prior to the Closing, ED&F shall cause to be organized a Danish private limited company (“Denmark Newco”), the outstanding capital stock of which will, immediately prior to the Closing, be wholly owned, directly or indirectly, by ED&F.  At or prior to the Closing, ED&F shall cause Westway Terminals Danmark ApS to transfer and assign to Denmark Newco all of the assets and liabilities described in Section 7.22 of the Disclosure Schedule (the “Danish Asset Transfer”).  Denmark Newco shall upon its organization pursuant to this Section 7.22 be a “Purchased Company” for all purposes hereunder.  Notwithstanding anything herein to the contrary, to the extent that any representation or warranty of the ED&F Parties contained herein with respect to a Transferred Company speaks as of the date of this Agreement or any other date prior to the date of the Danish Asset Transfer, such representation or warranty shall, with respect solely to Denmark Newco, be deemed to speak as of the date of, and after giving effect to, the Danish Asset Transfer.

Section 7.23.          Audited Year-End Financial Statements.

(a)           As soon as practicable, but in any event prior to December 10, 2008, ED&F shall deliver to Parent the combined balance sheets of the Business as of October 31, 2007 and 2006 and the combined statements of operations and cash flows of the Business for the fiscal years ended October 31, 2007, 2006 and 2005, each as audited and reported on by Ernst & Young LLP (collectively, the “Audited Year-End Financial Statements”).

(b)           Upon delivery of the Audited Year-End Financial Statements, the ED&F Parties shall be deemed to have represented and warranted to Parent and the Merger Subs that: (i) the Audited Year-End Financial Statements have been derived from the books and records of the Transferred Companies; (ii) the Audited Year-End Financial Statements have been prepared in accordance with GAAP except as otherwise expressly stated therein; and (iii) each of the balance sheets in the Audited Year-End Financial Statements fairly presents in all material respects the consolidated financial condition of the Business as of its respective date, and each statement of operations in the Audited Year-End Financial Statements fairly presents in all material respects the results of operations of the Business for the period covered thereby.  Notwithstanding anything contained in this Agreement to the contrary, from and after the date on which ED&F delivers the Audited Year-End Financial Statements to Parent pursuant to clause (a) of this Section 7.23, (x) the ED&F Parties shall not have any liability with respect to, or any indemnification obligation to any Parent Indemnified Party for Losses arising out of or relating to, the Unaudited Year-End Financial Statements, (y) the representations and warranties contained in clause (a) of Section 5.5 and all of clause (c) of Section 5.5 except for the first sentence thereof shall be deemed to have expired and (z) the term “Financial Information” shall be deemed for all purposes of the Agreement to mean, collectively, the Interim Financials and the Audited Year-End Financial Statements.

(c)           In the event that the consolidated financial condition and results of operations of the Business reflected in the balance sheet of the Business as of October 31, 2007 and the combined statements of operations and cash flows of the Business for the fiscal year ended October 31, 2007 (in each case contained in the Audited Year-End Financial Statements) are, in the reasonable, good faith judgment of Parent, materially worse than the consolidated financial condition and results of operations of the Business reflected in the balance sheet of the Business as of October 31, 2007 and the combined statements of operations and cash flows of the Business for the fiscal year ended October 31, 2007 (in each case contained in the Unaudited Year-End Financial Statements) (an “Audit Difference”), Parent may elect to terminate the Agreement, if, and only if, Parent notifies ED&F in writing of such election no later than seven days after delivery to Parent of the Audited Financial Statements.  If Parent fails timely to provide such notice, the Audit Difference will be disregarded for all purposes of this Agreement, including for purposes of determining whether the condition to Closing set forth in Section 8.2(a) (or any other condition to Closing set forth in Article VIII) has been satisfied.  Notwithstanding anything contained in this Agreement to the contrary, in no event will an Audit Difference constitute a Loss or otherwise give rise to any right of indemnification on the part of any Parent Indemnified Party under Section 10.2 or otherwise.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1.            Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)           No Injunction.  At the Effective Time, there shall not have been issued and be in effect any Law that makes the consummation of the purchase and sale of the Business illegal.

(b)           Waiting Periods.  The waiting period (and any extension thereof) under the HSR Act and any waiting period or comparable period under similar foreign antitrust or competition laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(c)           Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(d)           Parent Common Stock.  Holders of less than 40% of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with Parent’s amended and restated certificate of incorporation as currently in effect.

(e)           Stock Quotation or Listing.  The Parent Common Stock at the Closing will be listed or quoted on the OTCBB or on the Nasdaq Stock Market, LLC or the NYSE Alternext US LLC if such listing or quotation shall be required as a condition to the effectiveness of the Parent Credit Facility and there will be no action or proceeding pending or threatened against Parent to prohibit or terminate such listing or quotation.

(f)            Parent Financing.  The Parent Credit Facility shall be in full force and effect, with all conditions to funding satisfied.

Section 8.2.            Conditions to the Obligations of Parent and the Merger Subs.  The obligations of Parent and the Merger Subs to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and the Merger Subs to the extent permitted by applicable Law:

(a)           Representations and Warranties.  The representations and warranties of the ED&F Parties contained in this Agreement, disregarding all qualification as to Business Material Adverse Effect or materiality, shall be true and correct as of the date of this Agreement and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except to the extent that the failure to be true and correct would not have, or reasonably be expected to have, a Business Material Adverse Effect; and Parent and the Merger Subs shall have received a certificate to such effect from each of the ED&F Parties, signed by an authorized representative of each such ED&F Party.

(b)           Agreements and Covenants.  Each of the ED&F Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the

Closing Date and Parent and the Merger Subs shall have received a certificate to such effect from the ED&F Parties signed by an authorized representative of the ED&F Parties.

(c)           Officer’s Certificate.  The ED&F Parties shall have delivered to Parent and the Merger Subs:

(i)            the certificate of formation and the certificates of incorporation or other formation documents of each of the Transferred Companies certified by the Secretary of State or other Governmental Authority of each of their jurisdictions of organization; and

(ii)           (A) copies of the resolutions of the board of directors or other governing body of each ED&F Party authorizing and approving this Agreement, the relevant Ancillary Agreements and all of the transactions and agreements contemplated hereby and thereby; (B) the limited liability company agreement, bylaws or other governing instruments of each of the ED&F Parties, as currently in effect; and (C) the names of the officer or officers of each of the ED&F Parties authorized to execute this Agreement and the Ancillary Agreement and any and all other documents, agreements and instruments contemplated herein, all certified by any authorized representative of an ED&F Party to be true, correct, complete and in full force and effect as of the Closing Date.

(d)           Certain Consents.  Of the consents, authorizations or approvals required to be obtained under the Contracts listed on Section 8.2(d) of the Disclosure Schedule under the caption “Port Leases” (the “Port Leases”) from any party thereto (other than a Transferred Company) in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder (“Port Lease Third Party Consents”), the ED&F Parties shall have obtained or caused to be obtained Port Lease Third Party Consents under those of such Port Leases that collectively accounted for at least 80% of the aggregate revenues attributable to all of such Port Leases for the 11 month period ended September 30, 2008, in each case in substance and form reasonably satisfactory to Parent, and no such consents, authorizations or approvals shall have been revoked.  Of the consents, authorizations or approvals required to be obtained under the Contracts listed on Section 8.2(d) of the Disclosure Schedule under the caption “Commercial Contracts” from any party thereto (other than a Transferred Company) in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder (“Commercial Contract Third Party Consents”), the ED&F Parties shall have obtained or caused to be obtained all Commercial Contract Third Party Consents under at least half of such Contracts, in each case in substance and form reasonably satisfactory to Parent, and no such consents, authorizations or approvals shall have been revoked.

(e)           Additional Agreements.  The Ancillary Agreements shall have been executed by the parties thereto.

Section 8.3.            Conditions to the Obligations of the ED&F Parties.  The obligations of the ED&F Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by ED&F to the extent permitted by applicable Law:

(a)           Representations and Warranties.  The representations and warranties of Parent and the Merger Subs contained in this Agreement, disregarding all qualification as to Parent Material Adverse Effect or materiality, shall be true and correct as of the date of this Agreement and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made except to the extent that the failure to be true and correct would not have, or reasonably be expected to have, a Parent Material Adverse Effect; and the ED&F Parties shall have received a certificate to such effect from Parent and the Merger Subs, signed by an authorized representative of Parent and the Merger Subs.

(b)           Agreements and Covenants.  Parent and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and the ED&F Parties shall have received a certificate to such effect from Parent and Merger Sub signed by an authorized representative of Parent and Merger Sub.  Without limiting the generality of the foregoing, the exchange of shares of Parent Common Stock for (i) warrants to purchase shares of Parent Common Stock, (ii) newly issued Parent Series A Preferred Stock and (iii) newly issued Parent Common Stock contemplated by the Stock Exchange Agreement shall have been consummated.

(c)           Directors of Parent; Certificate of Incorporation and By-Laws.  The Proposed Initial Directors shall have been duly elected as the directors of Parent, effective as of the Closing, in accordance with applicable Law and Parent’s Organizational Documents and the Post-Closing Certificate of Incorporation shall have been duly filed with the Secretary of State of the State of Delaware, shall have become effective under the laws of the State of Delaware and shall not have been amended, modified or repealed, and the By-Laws of Parent shall have been amended and restated in the form of Exhibit M, in accordance with applicable Law and Parent’s Organizational Documents.

(d)           Officer’s Certificate.  Parent and the Merger Subs shall have delivered to the ED&F Parties:

(i)            the certificate of incorporation of Parent and the certificate of formation of each Merger Sub certified by the Secretary of State of the State of Delaware; and

(ii)           (A) copies of Parent and the Merger Subs’ resolutions of their boards of directors or other governing body authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions and agreements contemplated hereby and thereby; (B) the bylaws, limited liability company agreement or similar governing instruments of Parent and the Merger Subs; and

(C) the names of the officer or officers of Parent and the Merger Subs authorized to execute this Agreement, the Ancillary Agreements and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of Parent and each Merger Sub to be true, correct, complete and in full force and effect as of the Closing Date.

(e)           Additional Agreements.  The Ancillary Agreements shall have been executed by the parties thereto.

(f)            Trust Account.  Parent shall have made appropriate arrangements reasonably satisfactory to ED&F to have the Trust Account, which shall contain no less than $138,000,000 as described in Section 6.21, disbursed to Parent upon the Closing in accordance with Section 7.13 and Section 7.19.

(g)           SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1.            Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of Parent and ED&F;

(b)           by either Parent or ED&F, if the Closing has not occurred on or before May 30, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)           by either Parent or ED&F, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(d)           by either Parent or ED&F, if, at the Parent Stockholders’ Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 40% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s amended and restated certificate of incorporation in effect as of the date hereof;

(e)           by Parent, if it and the Merger Subs are not in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the ED&F Parties herein become untrue or inaccurate such that Section 8.2(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(e)); or (ii) there has been a breach on the part of any ED&F Party of any of their covenants or agreements contained in this Agreement such that Section 8.2(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(e)), and, in both cases (i) and (ii), such breach has not been cured within 30 days after written notice to ED&F, if curable;

(f)            by ED&F, if neither it nor any of the other ED&F Parties is material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent and the Merger Subs herein become untrue or inaccurate such that Section 8.3(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(f)); or (ii) there has been a breach on the part of Parent and the Merger Subs of any of their covenants or agreements contained in this Agreement such that Section 8.3(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(f)), and, in both cases (i) and (ii), such breach has not been cured within 30 days after written notice to Parent, if curable; or

(g)           by Parent in accordance with Section 7.23(c).

Section 9.2.            Manner of Exercise.  In the event of termination by Parent or ED&F, or both, authorized by Section 9.1, written notice thereof shall forthwith be given to the other party by the terminating party and this Agreement shall terminate.

Section 9.3.            Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate and become void and of no force and effect, except that (a) the obligations in this ARTICLE IX, Section 7.1(b), Section 7.13, Section 10.3 and ARTICLE XI will survive termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement; provided, however, that liabilities hereunder (i) shall not include any consequential, special, indirect or punitive damages (except to the extent any such consequential, special, incidental, indirect or punitive damages are paid to a third party in a third party claim), but (ii) may, notwithstanding clause (i), include losses, claims, damages, liabilities, penalties and reasonable costs and expenses attributable to diminution of value (including lost profits to the extent that a court applying New York law would take lost profits into account in determining the amount of any diminution of value).

Section 9.4.            Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 10.1.          Survival; Knowledge of Breach.

(a)           The representations and warranties of the ED&F Parties contained in Article V and the representations and warranties of Parent and Merger Sub contained in Article VI shall survive the Closing until the date that is the first anniversary of the Closing Date, except as provided in Section 7.23(b) and except for:

(i)            the representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Authorization) and Section 5.4 (Transferred Companies) (collectively, the “ED&F Fundamental Representations”) and in Section 6.1 (Organization), Section 6.2 (Authorization), and Section 6.7 (Capitalization), which shall survive indefinitely;

(ii)           the representations and warranties set forth in Section 5.17 (Taxes) and Section 5.28 (Proxy Statement), which shall survive until the date that is 30 days after the expiration of the applicable statute of limitations; and

(iii)          the representations and warranties set forth in Section 5.15 (Employee Benefit Matters), which shall survive until the date that is the second anniversary of the Closing Date;

provided, however, that (x) any obligations under Section 10.2(a) and Section 10.2(b) shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice in accordance with Section 10.3 to the Indemnifying Party before the termination of the survival period set forth above, (y) the covenants and agreements contained in this Agreement to be fully performed or complied with at or prior to the Closing shall expire upon the Closing and (z) each covenant and agreement contained in this Agreement to be performed or complied with after the Closing shall expire on the date that is six months after the date that such covenant or agreement is required to be fully performed or complied with.

(b)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Ancillary Agreements shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation, or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

Section 10.2.          Indemnification.

(a)           Subject to the other limitations set forth in this ARTICLE X, ED&F and Holdings agree to indemnify and hold harmless Parent, the Surviving LLCs, their Affiliates, successors and assigns and each of their officers, directors, employees and agents (collectively, the “Parent Indemnified Parties”) without duplication against and in respect of any and all Losses of the Parent Indemnified Parties (including, after the Closing, the Transferred Companies), to the extent resulting or arising from:

(i)            any breach of the representations and warranties of the ED&F Parties set forth in ARTICLE V or in Section 7.23(b);

(ii)           any nonfulfillment of, or failure to comply with, any covenant of the ED&F Parties set forth in this Agreement;

(iii)          any ED&F Indemnifiable Taxes;

(iv)          the matters set forth in Section 10.2(a)(iv) of the Disclosure Schedule (the “Additional Indemnification Matters”); or

(v)           the ownership or operation by any Transferred Company prior to the Closing of any asset or business that, immediately after the Closing, will not be owned or operated by, or otherwise constitute a part of the Business of, any Transferred Company (the “Designated Pre-Closing Activities”).

(b)           Subject to the other limitations set forth in this ARTICLE X, Parent and the Surviving LLCs agree to indemnify and hold harmless the ED&F Parties, their Affiliates, successors and assigns and each of their officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) without duplication against and in respect of any and all Losses of Seller Indemnified Parties to the extent resulting or arising from:

(i)            any breaches of the representations and warranties of Parent and the Merger Subs set forth in ARTICLE VI;

(ii)           any nonfulfillment of, or failure to comply with, any covenant of Parent or the Merger Subs set forth in this Agreement;

(iii)          any Parent Indemnifiable Taxes; or

(iv)          the termination of employment of any Transferred Employee by Parent or any of its Affiliates after the Effective Time or any modification, amendment or termination of any benefit plan, program, agreement or arrangement by Parent of any of its Affiliates following the Effective Time.

(c)           Except as otherwise required by Law, any payment pursuant to this ARTICLE X shall be treated as an adjustment to the Stock Sale Consideration up to the Stock Sale Consideration and as an indemnity for the excess.  Any payment to be made to any Indemnified Party under this Agreement shall be made to an account or accounts designated by such Indemnified Party not less than two Business Days prior to such payment for one or more Indemnified Parties.

Section 10.3.          Method of Asserting Claims, etc.

(a)           Subject to Section 7.5, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 10.3.  An Indemnified Party entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person (whether or not a party to this Agreement) (an “Indemnity Claim”), must notify the Indemnifying Party in writing, and in reasonable detail, of the Indemnity Claim as promptly as practicable after such Indemnified Party learns of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Such written notice (the “Claim Notice”) shall (i) describe such Indemnity Claim in as much detail as is reasonably practicable, including a reference to sections of this Agreement which form the basis for such claim, and (ii) to the extent possible, set forth the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) along with copies of all written evidence thereof.

(b)           If an Indemnity Claim is made against an Indemnified Party by a third party (a “Third Party Claim”) (except with respect to a Tax Proceeding, which shall be exclusively governed by Section 7.5), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such Third Party Claim, deliver a Claim Notice to the Indemnifying Party with respect thereto; provided, however, that failure to provide such notice within the time period required shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent the Indemnifying Party was materially prejudiced thereby.  The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Party Claim.  Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim described in a Claim Notice that (i) seeks an injunction or other equitable relief as a primary remedy, (ii) is a criminal claim, or (iii) primarily relates to a claim or demand of, or a dispute with, a material customer of the Business.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to assume the defense of a Third Party Claim, except as herein provided, the Indemnifying Party shall have the right to do so by appropriate proceedings.  If the Indemnifying Party has the right to and elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence; shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and shall diligently pursue the resolution of such Third Party Claim.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnifying Party shall pay all reasonable fees, costs and expenses of one outside counsel in connection with such participation (i) if it requests the Indemnified Party to participate or (ii) if in the reasonable written opinion of outside counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make joint representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof.  Subject to attorney-client privilege, such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that any out-of-pocket cost incurred by the Indemnified Party in connection with such copying or employee availability shall be at the Indemnifying Party’s expense.  If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise a Third Party Claim with the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnifying Party may settle or compromise such a Third Party Claim without the written consent of the Indemnified Party if such settlement or compromise (x) provides solely for the payment of money by the Indemnifying Party and includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (y) does not subject the Indemnified Party to any injunctive relief or other equitable remedy.  If the Indemnifying Party does not defend the Indemnified Party against a Third Party Claim for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE X, provided that whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim, or consent to the entry of any judgment, without the prior written consent of the Indemnifying Party.

Section 10.4.          Limitations on Indemnification.

(a)           Except with respect to breaches of the ED&F Fundamental Representations and of the representations and warranties in Section 5.17 (Taxes), ED&F and Holdings shall not be required to indemnify or hold harmless the Parent Indemnified Parties for Losses under clauses (i), (iv) or (v) of Section 10.2(a) until the aggregate amount of all such Losses with respect to which a Claim Notice was delivered in accordance with Section 10.3 exceeds $7,000,000 (the “Basket Amount”), in which event ED&F and Holdings shall be obligated to indemnify the Parent Indemnified Parties for all Losses in excess of the Basket Amount.

(b)           Except with respect to breaches of the ED&F Fundamental Representations and of the representations and warranties in Section 5.17 (Taxes) and in Section 5.28 (Proxy Statement), ED&F and Holdings shall not be required to indemnify or hold harmless the Parent Indemnified Parties for Losses under Section 10.2(a)(i) in the aggregate in excess of $30,000,000 (the “Cap”).

(c)           ED&F and Holdings shall not be required to indemnify or hold harmless the Parent Indemnified Parties for any Losses arising or resulting from any breach of Section 5.28 (Proxy Statement) except to the extent such Losses arise in connection with a Third Party Claim.

(d)           Notwithstanding anything in this Agreement to the contrary, neither ED&F nor Holdings shall have any liability under Section 10.2(a) for any individual item or series of related items where the Loss relating thereto is less than $75,000 and such items shall not be aggregated for purposes of Section 10.4(a); provided, however, that, solely for purposes of determining whether the amount of a Loss for a Tax indemnifiable under Section 10.2(a)(iii) is less than $75,000, no offset or reduction for any other Tax included in the determination of Merger Closing Date Net Indebtedness or Stock Sale Closing Date Net Indebtedness shall be taken into consideration.

(e)           Notwithstanding anything in this Agreement to the contrary, except with respect to Losses resulting or arising from (i) ED&F Indemnifiable Taxes, (ii) breaches of the ED&F Fundamental Representations or the representations and warranties in Section 5.17 (Taxes) and (iii) the Designated Pre-Closing Activities, the aggregate liability of ED&F and Holdings for Losses under Section 10.2(a) shall not in any event exceed the Adjusted Stock Sale Purchase Price.

(f)            Notwithstanding anything in this Agreement to the contrary, neither ED&F nor Holdings shall have any obligation to indemnify or hold harmless any Parent Indemnified Party with respect to any Losses resulting or arising from any breach of the representations and warranties contained in Section 5.15 (Environmental Matters), any Additional Indemnification Matter or any claim relating to any environmental matters, Environmental Liabilities, Hazardous Substances or Environmental Laws to the extent any such Loss or claim relates to, arises out of or is triggered by any condition that is discovered or identified as a result of any environmental investigation, testing or sampling conducted by or on behalf of Parent after the Closing other than any such investigation, testing or sampling that is (i) required by a Governmental Authority (except to the extent such requirement results from a condition caused by the Parent after the Closing or results from the solicitation or encouragement of Parent or its Affiliates after the Closing) or (ii) required by a third party purchaser in connection with the sale of a terminal facility.

(g)           For purposes of this ARTICLE X, the determination of (i) whether there has been a breach of a representation or warranty and (ii) Losses resulting or arising from such breach shall be made without regard to any materiality qualification (including any reference to Business Material Adverse Effect or Parent Material Adverse Effect), except for such qualifications contained in the representations and warranties set forth in

Sections 5.5(c), Section 5.5(e), the first sentence of Section 5.6, and Sections 5.11(a), 5.11(c), 5.11(f), 5.12(g) and 5.28.

(h)           Notwithstanding anything in this Agreement to the contrary, a Parent Indemnified Party’s right to commence any claim under clauses (iv) and (v) of Section 10.2(a) shall terminate on the date that is the second anniversary of the date of this Agreement, and neither ED&F nor Holdings shall have any obligation to indemnify or hold harmless any Parent Indemnified Party under clauses (iv) and (v) of Section 10.2(a) unless and except to the extent that a bona fide Claim Notice specifically relating thereto is delivered prior to such date in accordance with Section 10.3(a).

(i)            Notwithstanding anything in this Agreement to the contrary, neither ED&F nor Holdings shall have any obligation to indemnify or hold harmless any Parent Indemnified Party under Section 10.2(a)(v) to the extent the claim for indemnification relates to any environmental matters, Environmental Liabilities, Hazardous Substances or Environmental Laws.

Section 10.5.          Losses Net of Insurance, etc.  The amount of any Loss for which indemnification is provided shall be net of (i) any amounts actually recovered by the Indemnified Party (which shall include a party receiving payment) pursuant to any indemnification by or indemnification or other agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Loss (net of any costs incurred to recover such amounts, proceeds or receipts, such as deductibles, all handling and collection charges by any claims handler appointed by ED&F and Holdings and any increased premiums, including retroactive premium increases, associated with such recovery or the Tax actually incurred in connection with such amounts, proceeds or receipts), (iii) the value of any Tax benefit actually realized by the Indemnified Party as a result of such Loss within five years following the incurrence of any such Loss; it being understood that if the Indemnified Party receives any Tax benefit in respect of any Loss after the Indemnified Party has been indemnified therefor by an Indemnifying Party, the Indemnified Party shall promptly remit in cash the amount of such Tax benefit to such Indemnifying Party; provided that the Indemnified Party shall be required to use commercially reasonable efforts to obtain all amounts described in clauses (i) – (iii) of this Section 10.5, and (iv) any amounts set forth, provided for or reserved against in the Merger Closing Balance Sheet, the Stock Sale Closing Balance Sheet or the Financial Information.  If under the terms of this Agreement one party is liable to indemnify or reimburse another party the payment shall, if required by law, include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that other party using all commercially reasonable efforts to recover such amount of VAT as may be practicable.  For the avoidance of doubt, all indemnification payments due under this ARTICLE X shall be made in the currency in which the loss was incurred (except as specified below).  For purposes of the Basket, the Cap and other dollar denominated limitations on indemnification, foreign currencies shall be converted into U.S. dollars using the exchange rate at which such foreign currencies are offered on the date on which an indemnification payment is made for U.S. dollars as reported in The Wall Street Journal on the day following the day on which payment is made.

Section 10.6.          Sole Remedy.  The parties hereto acknowledge and agree that after the Closing, the indemnities provided in Section 10.2 shall be the sole and exclusive remedy of the parties at law or in equity for any breach of representation, warranty, covenant or agreement or other claim arising out of this Agreement, provided that nothing contained herein shall limit any party’s remedies in respect of any intentional misrepresentation or omission by any other party.

Section 10.7.          Mitigation.  Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Loss that is indemnifiable hereunder.

Section 10.8.          No Set-Off.  Neither Parent nor ED&F or any of their Affiliates shall have any right to set-off any Losses against any payments, or deduct from, holdback or otherwise reduce in any manner, any payments to be made by any of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.

Section 10.9.          Provisions in Financial Information.  No ED&F Party shall have any liability under this Agreement in respect of any Indemnity Claim if and to the extent that proper allowance, provision or reserve is made in the Financial Information for the matter or matters giving rise to the Indemnity Claim.

ARTICLE XI

MISCELLANEOUS

Section 11.1.          Notices.  All notices, requests, claims, instructions, demands and other communications to be given hereunder by any party hereto to any other party must be in writing and will be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery or (d) sent by facsimile (provided that delivery of such facsimile is promptly confirmed) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent and the Merger Subs, to:

c/o Shermen WSC Acquisition Corp.
230 Park Avenue
Suite 1000
New York, NY 10169
Attention: Chief Executive Officer
Facsimile: (212) 332-2475

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Craig L. Godshall, Esq.
Facsimile: (215) 994-2222

If to the ED&F Parties, to:

Cottons Centre
Hay’s Lane
London SE1 2QE
England
Attention: Philip Howell
Facsimile: +44 207 089 8112

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Alexander M. Dye, Esq.
Facsimile: (212) 259-6333

All such notices, requests, claims, instructions, demands and other communications will be deemed to have been received (w) if by personal delivery, upon the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-Business Day or overnight mail or delivery, upon the day of delivery or (z) if by facsimile prior to 5:00 P.M. in the place of receipt, on the day on which such facsimile was sent (or at the beginning of the recipient’s next Business Day if not received prior to such time), provided that a copy is also sent on the same day in the manner provided in clauses (a), (b) or (c) of this Section 11.1.

Section 11.2.          Exhibits and Schedules.  All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in all other sections of the Disclosure Schedule where it is reasonably apparent on its face that the matters so disclosed are applicable to such other sections.  Disclosure of any item in a section of the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Business Material Adverse Effect, a Parent Material Adverse Effect or a material adverse effect on the ability of any party to consummate any of the transactions contemplated hereby.

Section 11.3.          Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 11.4.          Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, however, that, if the Closing is consummated, all accountants fees and expenses incurred by any party hereto in connection with (a) the audit of any financial statements relating to the Business or any Transferred Company or (b) the preparation, filing, amendment and distribution of the Proxy Statement shall be paid by Parent.  Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid, or caused to be paid 50% by ED&F and 50% by Parent, and, subject to Section 7.5(g), all necessary Tax Returns and other documentation with respect to all such transfer Taxes, fees and charges shall be filed by the party required by Law to file them.

Section 11.5.          Governing Law.  This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement.  The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction.  Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction.  Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 11.6.          Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 11.7.          Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 11.8.          Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 11.9.          Entire Agreement.  Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) other than parties to the Ancillary Agreements are not intended to confer upon any other Persons any rights or remedies hereunder or thereunder.  The parties acknowledge that each of the parties hereto participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of Law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived.  In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 11.10.        Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 11.11.        No Strict Construction.  Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and is not to be strictly construed against either party.  As a consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 11.12.        Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.5, in addition to any other remedy to which they are entitled at Law or in equity.

Section 11.13.        Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 11.14.        Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.15.        Amendments.  This Agreement may be amended, at any time prior to the Effective Time, by action taken by ED&F, Holdings, Westway Terminal, Westway Feed, Parent and the Merger Subs, and after the Closing by ED&F, Holdings, Parent and the Surviving LLCs.  This Agreement (including the provisions of this Section 11.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Transaction Agreement to be duly executed as of the day and year first above written.

SHERMEN WSC ACQUISITION CORP.

By:
Name:
Title:

TERMINAL MERGER SUB LLC

By:
Name:
Title:

FEED MERGER SUB LLC

By:
Name:
Title:

ED&F MAN HOLDINGS LIMITED

By:
Name:
Title:

WESTWAY HOLDINGS CORPORATION

By:
Name:
Title:

WESTWAY TERMINAL COMPANY INC.

By:
Name:
Title:

WESTWAY FEED PRODUCTS, INC.

By:
Name:
Title:

ANNEX A

PURCHASED COMPANIES

Westway Terminals UK Limited

Westway (Australia) Pty Ltd.

Westway Terminals Nederland B.V.

ED& F Man Korea Limited

Westway Terminal Poland Sp. zo.o

Westway Terminals Hibernian Limited

ED&F Man Liquid Products Inc. (including its successor pursuant to Section 7.5(f))

Denmark Newco